Exhibit 10.1
EXECUTION VERSION

$500,000,000
SIXTH AMENDED AND RESTATED CREDIT AGREEMENT
Among
ALTA MESA HOLDINGS, LP
as Borrower,
THE LENDERS PARTY HERETO FROM TIME TO TIME
as Lenders,
and
WELLS FARGO BANK, N.A.
as Administrative Agent and as Issuing Lender
May 13, 2010

Wells Fargo Securities, LLC and Union Bank, N.A.
as Co-Lead Arrangers
Union Bank, N.A.
as Syndication Agent
Toronto Dominion (New York) LLC
as Documentation Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS:

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Compliance Certificate
Exhibit C-1	—	Form of Guaranty
Exhibit C-2	—	Form of Limited Recourse Guaranty
Exhibit D	—	Form of Mortgage

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(continued)

Page
Exhibit E	—	Form of Note
Exhibit F	—	Form of Notice of Borrowing
Exhibit G	—	Form of Notice of Conversion or Continuation
Exhibit H	—	Form of Pledge Agreement
Exhibit I	—	Form of Security Agreement
Exhibit J	—	Form of Transfer Letters
Exhibit K	—	Form of Borrower's Counsel Opinion
Exhibit L	—	Form of Subordination and Intercreditor Agreement

SCHEDULES:

Schedule I	—	Borrower, Administrative Agent, and Lender Information
Schedule II	—	Initial Borrowing Base and Pro Rata Shares
Schedule 1.01	—	CIT/Orion Collateral
Schedule 4.01	—	Equity Interests
Schedule 4.05	—	Permitted Debt
Schedule 4.19	—	Material Agreements
Schedule 4.20	—	Hedging Agreements

-v-

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT
     This Sixth Amended and Restated Credit Agreement dated as of May 13, 2010 (the “Credit Agreement”) is among Alta Mesa Holdings, LP, a Texas limited partnership (“Borrower”), the lenders party hereto from time to time (“Lenders”), and Wells Fargo Bank, N.A., as administrative agent for such Lenders (in such capacity, the “New Administrative Agent”) and as issuing lender for such Lenders (in such capacity, the “New Issuing Lender”).
     A. The Borrower is a party to that certain Fifth Amended and Restated Credit Agreement dated November 13, 2008 among the Borrower, the lenders party thereto on the date hereof (the “Existing Lenders”), and Union Bank, N.A. (f/k/a Union Bank of California, N.A.), as administrative agent for such Existing Lenders (in such capacity, the “Existing Administrative Agent”) and as issuing lender for such Existing Lenders (in such capacity, the “Existing Issuing Lender”), as heretofore amended (as so amended, the “Existing Credit Agreement”).
     B. In order to secure the full and punctual payment and performance of the loans under the Existing Credit Agreement, the Borrower and its Restricted Subsidiaries (as defined below) executed and delivered mortgages, collateral assignments, security agreements and financing statements (collectively, the “Existing Security Instruments”) granting a mortgage lien and continuing security interest in and to the collateral described in such Existing Security Instruments.
     C. Pursuant to that certain Assignment (as defined below), inter alia, (i) the Existing Administrative Agent has resigned as “Administrative Agent” under the Existing Credit Agreement and has assigned all Existing Liens (as defined below) held by the Existing Administrative Agent under the Existing Security Instruments to the New Administrative Agent as the “Administrative Agent” thereunder, and (ii) the Existing Issuing Lender has resigned as the “Issuing Lender” under the Existing Credit Agreement.
     D. Furthermore, in connection with the Merger (as defined below), and if the Fortis Assignment is entered into, concurrent with the entering into of this Agreement (i) the Merger Company Debt (as defined below) is being assigned to the Lenders, (ii) all liens and security interests securing the Merger Company Debt is being assigned to the New Administrative Agent, and (iii) the Borrower is assuming the Merger Company Debt.
     E. The Borrower, the Lenders, the New Issuing Lender (hereinafter referred to as the “Issuing Lender”), the New Administrative Agent (hereinafter referred to as the “Administrative Agent”) and the New Lenders (as hereinafter defined), desire to (i) amend and restate (but not extinguish) the Existing Credit Agreement in its entirety as hereinafter set forth herein, (ii) have the obligations of the Borrower hereunder continue to be secured by the liens and security interests created under the Existing Security Instruments, (iii) if the Fortis Assignment is entered into, the Merger Company Debt is renewed and rearranged under this Agreement as part of the Obligations (as defined below) as set forth herein, and (iv) have the Obligations be secured by the liens and security interest previously securing the Merger Company Debt.
     F. It is the intention of the parties hereto that this Credit Agreement is an amendment and restatement of the Existing Credit Agreement, and is not a new or substitute credit agreement or novation of the Existing Credit Agreement.
     NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto (i) do hereby agree that the Existing Credit Agreement is amended and restated (but not substituted or extinguished) in its entirety as set forth herein, and (ii) do hereby agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Certain Defined Terms. As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     “Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Subject Liens, (c) secures the Obligations, and (d) is perfected and enforceable.
     “Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Restricted Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation, general partnership, limited liability partnership or limited liability company, or division thereof, whether through the purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.
     “Additional Subordinated Debt” means any term (and not “revolving”) indebtedness of the Borrower for borrowed money, including any such Debt evidenced by bonds, debentures, notes or other similar instruments, or any redeemable preferred equity of the Borrower, in any event, issued after the Effective Date; provided that:
     (a) the agreements and instruments governing such Debt shall not contain (i) any affirmative or negative covenant (including financial covenants) that is materially more restrictive than those set forth in this Agreement; provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (a)(i), (ii) any restriction on the ability of the Borrower or any of its Restricted Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents, (iii) any restrictions on the ability of any Subsidiary of the Borrower to guarantee the Obligations (as such Obligations may be amended, supplemented, modified, or amended and restated but not increased), provided that a requirement that any such Subsidiary also guarantee such Debt shall not be deemed to be a violation of this clause (ii), (iv) any restrictions on the ability of any Subsidiary or the Borrower to pledge assets as collateral security for the Obligations (as such Obligations may be amended, supplemented, modified, or amended and restated but not increased) other than, with respect to such Debt that is secured, any such restrictions that are no less favorable to the Lenders than restrictions in the Subordination and Intercreditor Agreement or which are otherwise satisfactory to the Administrative Agent and the Required Lenders; provided that, in any event, a requirement that such Debt be secured in compliance with clause (b) below shall not be deemed to be a violation of this clause (iv), (v) any restrictions on the ability of any Subsidiary or the Borrower to incur Debt under this Agreement or any other Loan Document other than a restriction as to the outstanding principal amount of such Debt in excess of $500,000,000; and (vi) a scheduled maturity date that is earlier than November 13, 2013, (vii) any amortization or other mandatory principal payments other than at the scheduled maturity thereof, or (viii) any Lien securing such Debt unless such Lien covers the same assets which serve as collateral for the Obligations pursuant to Loan Documents and such Lien is subordinated to the Liens securing the Obligations; provided that, any Debt issued under the Subordinated Credit Agreement as in effect on the date hereof shall be deemed to satisfy this clause (a);
     (b) if such Debt is secured, such Debt and the Liens securing such Debt are subordinated to the Obligations and the Liens securing the Obligations pursuant to a subordination agreement the terms of which are no less favorable to the Lenders than the terms of the Subordination and Intercreditor Agreement or which are otherwise satisfactory to the Administrative Agent and the Required Lenders; and
     (c) if such Debt is preferred equity, such Debt shall not be secured and shall not, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (i) mature (excluding any maturity as the result of an optional redemption by the Borrower) or be mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or be redeemable at the option of the holder thereof, in whole or in part, on or prior to November 12, 2013, (ii) be convertible into or exchangeable or exercisable (unless at the sole option of the Borrower) for (A) debt securities or other Debt or (B) any Equity Interests with terms set forth in the immediately preceding clause (ii), in each case at any time on or prior to the first anniversary of the Maturity Date, or (iii) contain any repurchase or payment obligation which may come into effect prior to the first anniversary of the Maturity Date.
     “Adjusted EBITDAX” means:
     (a) for the fiscal quarter ending June 30, 2010, the sum of (a) the EBITDAX for the Borrower and its consolidated Restricted Subsidiaries (other than the Merger Company and its consolidated Subsidiaries) for the four fiscal quarter period then ended plus (b) the EBITDAX of the Merger Company and its consolidated Subsidiaries for the fiscal quarter then ended multiplied by four;
     (b) for the fiscal quarter ending September 30, 2010, the sum of (a) the EBITDAX for the Borrower and its consolidated Restricted Subsidiaries (other than the Merger Company and its consolidated Subsidiaries) for the four fiscal quarter period then ended plus (b) the EBITDAX of the Merger Company and its consolidated Subsidiaries for the two fiscal quarters then ended multiplied by two;
     (c) for the fiscal quarter ending December 31, 2010, the sum of (a) the EBITDAX for the Borrower and its consolidated Restricted Subsidiaries (other than the Merger Company and its consolidated Subsidiaries) for the four fiscal quarter period then ended plus (b) the EBITDAX of the Merger Company and its consolidated Subsidiaries for the three fiscal quarters then ended multiplied by 4/3; and
     (d) for each fiscal quarter ending on or after March 31, 2011, the EBITDAX for the Borrower and its consolidated Restricted Subsidiaries for the four fiscal quarter period then ended.
     “Adjusted Reference Rate” means, for any day, the fluctuating rate per annum of interest equal to the greatest of (a) the Reference Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (c) the Daily One-Month LIBOR plus 1.00%. Any change in the Adjusted Reference Rate due to a change in the Reference Rate, Daily One-Month LIBOR or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate, Daily One-Month LIBOR or the Federal Funds Rate.

     “Administrative Agent” means Wells Fargo Bank, N.A. in its capacity as agent pursuant to Article VIII, and any successor agent pursuant to Section 8.06.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Advance” means an advance by a Lender to the Borrower pursuant to Section 2.01(a) or Section 2.01(b) as part of a Borrowing and refers to a Reference Rate Advance or a Eurodollar Rate Advance.
     “Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract, or otherwise.
     “Agreement” means this Credit Agreement, as the same may be amended, supplemented, and otherwise modified from time to time.
     “Applicable Margin” means, with respect to any Advance, (a) during any time when an Event of Default under Section 7.01(a) or Section 7.01(e) exists, 3% per annum plus the rate per annum set forth in the pricing grid set forth below for the relevant Type of such Advance based on the present Utilization Level applicable at such time, (b) during any time when any other Event of Default exists and upon election by the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), 3% per annum plus the rate per annum set forth in the pricing grid set forth below for the relevant Type of such Advance based on the present Utilization Level applicable at such time, and (c) at any other time, the rate per annum set forth in the pricing grid set forth below for the relevant Type of such Advance based on the relevant Utilization Level applicable at such time. The Applicable Margin for any Advance shall change when and as the relevant Utilization Level changes.

Borrowing Base Utilization	Applicable Margin
	Eurodollar Rate	Reference Rate
	Advance	Advance
Greater than or equal to 90%	3.25%	2.25%
Greater than or equal to 75% but less than 90%	3.00%	2.00%
Greater than or equal to 50% but less than 75%	2.75%	1.75%
Less than 50%	2.50%	1.50%
     “Assignment” means that certain Resignation of Agent and Assignment of Security Instruments and Liens dated as of May 13, 2010 among the Borrower, the Existing Administrative Agent, the Administrative Agent, the Existing Issuing Lender and the Issuing Lender.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of the attached Exhibit A.
     “Banking Services” means each and any of the following bank services provided to the Borrower or any Restricted Subsidiary by any Lender or any Affiliate of a Lender: (a) commercial credit cards, (b)

stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
     “Banking Services Obligations” means any and all obligations of the Borrower or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
     “Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders pursuant to Section 2.01(a) or Section 2.01(b).
     “Borrowing Base” means at any particular time, the Dollar amount determined by the Lenders to be the Borrowing Base in accordance with Section 2.02.
     “Borrowing Base Deficiency” means, at any time, an amount equal to the excess of (a) the sum of the aggregate outstanding amount of the Advances plus the Letter of Credit Exposure over (b) the lesser of the Borrowing Base and the aggregate Commitments.
     “Brayton” means Brayton Resources, L.P., a Texas limited partnership.
     “Brayton Pledge Agreement” means the Amended and Restated Pledge Agreement executed by Frio Pecan Farm, LP, Flatmax Energy, L.P. and Brayton Management GP, LLC dated of even date herewith and made in favor of the Administrative Agent.
     “Business Day” means (a) a day of the year other than (i) a Saturday or a Sunday or (ii) a legal holiday on which banks are required or authorized to close in Dallas, Texas or Los Angeles, California and (b) if the applicable Business Day relates to any Eurodollar Rate Advances, then in addition to the requirements of clause (a) above, a day on which dealings are carried on by banks in the London interbank market.
     “Capital Expenditures” means, for the Borrower and its Restricted Subsidiaries for any period, the aggregate of all expenditures and costs paid, or if applicable, budgeted to be paid, by the Borrower and such Restricted Subsidiaries during such period that are for items which should be capitalized in accordance with GAAP, including intangible drilling and development expenditures.
     “Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.
     “Cash Collateral Account” means a special interest bearing cash collateral account pledged by the Borrower to the Issuing Lender containing cash deposited pursuant to Sections 2.04(c), 2.05(b), 2.07(j), 7.02(b), or 7.03(b) hereof to be maintained with the Issuing Lender in accordance with Section 2.07(g).
     “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.
     “Change in Control” means the occurrence of any of the following events: (a) the General Partner ceases to be the sole general partner of the Borrower, (b) the Borrower, directly or indirectly, ceases to own 100% of the Equity Interests of the Restricted Subsidiaries other than Orion, Brayton and ARI, (c) Michael

Ellis and Harlan Chappelle, collectively, ceases to own at least 51% of the Ordinary Units of the Borrower, (d) the Class B Limited Partner ceases to own at least 100% of the Class B Units of the Borrower, or (e) Denham, directly or indirectly, ceases to own at least 50% of the Equity Interests of the Class B Limited Partner.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “CIT/ORION Collateral” shall have the meaning assigned in Schedule 1.01 hereof.
     “Class B Limited Partner” means Alta Mesa Investment Holdings, Inc., a Delaware corporation.
     “Class B Units” means the Class B Shares issued under the Partnership Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and all regulations thereunder.
     “Collateral” means (a) all “Collateral,” “Pledged Collateral,” and “Mortgaged Properties” (as defined in each of the Mortgages, the Security Agreements, and the Pledge Agreements, as applicable) or similar terms used in the Security Instruments, and (b) all amounts contained in the Borrower’s and its Restricted Subsidiaries’ Cash Collateral Accounts.
     “Commitment” means, for any Lender, the amount set opposite such Lender’s name on the Schedule II hereof as its Commitment, or if such Lender has entered into any Assignment and Acceptance, as set forth for such Lender as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 9.06(c), as such amount may be reduced or terminated pursuant to Section 2.04 or Article VII or otherwise under this Agreement. The aggregate amount of the Commitments on the date hereof is $500,000,000.
     “Commitment Termination Date” means the earlier of (a) the Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.04 or Article VII.
     “Compliance Certificate” means a compliance certificate in the form of the attached Exhibit B signed by a Responsible Officer of the Borrower.
     “Consolidated Net Income” means, with respect to any Person and its consolidated Subsidiaries (or in the case of the Borrower, its consolidated Restricted Subsidiaries), for any period, the net income (or loss) for such period after taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.
     “Control Percentage” means, with respect to any Person, the percentage of the outstanding Equity Interest (including any options, warrants or similar rights to purchase such Equity Interest) of such Person having ordinary voting power which gives the direct or indirect holder of such Equity Interest the power to elect a majority of the board of directors (or other applicable governing body) of such Person.

     “Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.
     “Convert,” “Conversion,” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.03(b).
     “Credit Extensions” means (a) an Advance made by any Lender and (b) the issuance, increase, or extension of any Letter of Credit by the Issuing Lender.
     “Daily One-Month LIBOR” means, for any day, the rate of interest equal to the Eurodollar Rate then in effect for delivery of funds for a one (1) month period.
     “Debt,” for any Person, means without duplication:
     (a) indebtedness of such Person for borrowed money, including, without limitation, obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing;
     (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
     (c) obligations of such Person to pay the deferred purchase price of Property or services (including, without limitation, obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable);
     (d) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases;
     (e) obligations of such Person under any Hedge Contract;
     (f) obligations of such Person owing in respect of redeemable preferred stock or other preferred equity interest of such Person;
     (g) any obligations of such Person owing in connection with any volumetric or production prepayments;
     (h) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above;
     (i) indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) secured by any Lien on or in respect of any Property of such Person; and
     (j) all liabilities of such Person in respect of unfunded vested benefits under any Plan.
     “Debt Incurrence Proceeds” means, with respect to any Additional Subordinated Debt, all cash and cash equivalent investments received by the Borrower from such Additional Subordinated Debt after payment of, or provision for, all underwriter fees and expenses, original issued discount, securities and exchange commission and blue sky fees, printing costs, fees and expenses of accountants, lawyers and other professional advisors, brokerage commissions and other out-of-pocket fees and expenses actually incurred in connection with such Additional Subordinated Debt; provided that, an original issued discount shall not reduce the amount of such Debt Incurrence Proceeds unless such discount is due and payable at or immediately following the closing of such Additional Subordinated Debt and such discount has not already been taken into account to reduce the amount of proceeds received by the Borrower from such Additional Subordinated Debt.
     “Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund its Pro Rata Share of any Advance or participation in Letter of Credit Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured within three Business Days (or such longer time period accepted by the Borrower and the Administrative Agent), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured within three Business Days (or such longer time period accepted by the Administrative Agent or such other Lender, as applicable), (c) has notified the Administrative Agent, or has stated publicly, that it will not comply with any such obligations hereunder, or (d) as to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender will be made by the Administrative Agent in its sole discretion acting in good faith; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Parent Company by a governmental authority or an instrumentality thereof.
     “Denham” means Denham Commodity Partners Fund IV LP, a Delaware limited partnership.
     “Denham Equity Investment” means $50,000,000 in equity capital contribution made by Denham in the Borrower in respect of Class B Units.
     “Disposition” means any sale, lease, transfer, assignment, farm-out, conveyance, or other disposition of any Property (including any working interest, overriding royalty interest, production payments, net profits interest, royalty interest, or mineral fee interest).
     “Dollars” and “$” mean lawful money of the United States of America.
     “EBITDAX” means without duplication, for any Person and its consolidated Subsidiaries (or in the case of the Borrower, its consolidated Restricted Subsidiaries) for any period (it being understood that, for the Borrower, no amounts of the Unrestricted Subsidiaries of the Borrower shall be taken into account in calculating EBITDAX and only such pro-rated amounts of Orion attributable to the Borrower’s equity ownership therein shall be taken into account in calculating EBITDAX), (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income, Interest Expense, income taxes, depreciation, amortization, exploration expenses, and other non-cash charges for such period, including non-cash losses under SFAS 133 as a result of changes in the fair market value of derivatives, minus (c) to the extent included in determining Consolidated Net Income, non-cash income for such period, including non-cash income under SFAS 133 as a result of changes in the fair market value of derivatives; provided that, solely for purposes of determining the leverage ratio required under Section 6.18 below, such EBITDAX shall be subject to pro forma adjustments for Acquisitions (but excluding the Merger) assuming that such Acquisitions had occurred on the first day of the determination period, which adjustments shall be calculated in a manner reasonably acceptable to the Administrative Agent.

     “Effective Date” means May 13, 2010.
     “Eligible Assignee” means (a) any Lender (other than a Defaulting Lender), (b) any Subsidiary or Affiliate of a Lender (other than a Defaulting Lender), and (c) any commercial bank or other financial institution approved by the Administrative Agent, the Issuing Lender, and provided that no Event of Default is then outstanding, the Borrower, in each case which approval shall not be unreasonably withheld; provided that, in no event shall any natural person or any Subsidiary or any other Affiliate of the Borrower qualify as an Eligible Assignee.
     “Engineering Report” means either an Independent Engineering Report or an Internal Engineering Report.
     “Environment” or “Environmental” shall have the meanings set forth in 43 U.S.C. 9601(8) (1988).
     “Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) that seeks to impose liability under any Environmental Law.
     “Environmental Law” means, as to the Borrower or its Restricted Subsidiaries, all Legal Requirements or common law theories applicable to the Borrower or its Restricted Subsidiaries arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous substances, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous substances, medical infections, or toxic substances, materials or wastes.
     “Environmental Permit” means any permit, license, order, approval, registration or other authorization under any Environmental Law.
     “Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person, including any options, warrants or similar rights to purchase such Equity Interest.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.
     “Eurodollar Base Rate” means (a) in determining Eurodollar Rate for purposes of the “Daily One Month LIBOR”, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR”, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Advances; provided that, the

Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its reasonable discretion deems appropriate including, but not limited to, the rate determined under the following clause (b), and (b) in determining Eurodollar Rate for all other purposes, the rate per annum (rounded upward to the nearest whole multiple of 1/8th of 1%) equal to the interest rate per annum set forth on the Reuters Reference LIBOR1 page as the London Interbank Offered Rate, for deposits in Dollars at 11:00 a.m. (London, England time) two Business Days before the first day of the applicable Interest Period and for a period equal to such Interest Period; provided that, if such quotation is not available for any reason, then for purposes of this clause (b), Eurodollar Base Rate shall then be the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Advances being made, continued or converted by the Lenders and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch or Affiliate of the Administrative Agent, or in the event that the Administrative Agent does not have a London branch, the London branch of a Lender chosen by the Administrative Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Advance, a rate per annum determined by the Administrative Agent (which determination shall be conclusive in the absence of manifest error) pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate

1.00 — Eurodollar Rate Reserve Percentage
     “Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.09(a)(ii).
     “Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
     “Event of Default” has the meaning specified in Section 7.01.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower hereunder), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 2.14(d)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.14(a).
     “Expiration Date” means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.
     “Existing Indebtedness” shall mean the “Obligations” as defined under the Existing Credit Agreement outstanding as of the date hereof.
     “Existing Liens” shall mean the Liens securing the Existing Indebtedness in effect as of the date hereof.
     “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.
     “Fee Letters” means (a) that certain letter agreement dated February 19, 2010 from Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC to the Borrower and (b) that certain administrative agent fee letter agreement dated February 19, 2010 from Wells Fargo Bank, N.A. and Wells Fargo Securities, LLC to the Borrower.
     “Financial Statements” means the audited financial statements including the balance sheet of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 2007 and December 31, 2008, and the related statements of income, cash flow, and retained earnings of the Borrower and its consolidated Subsidiaries for such fiscal year ends (with attached auditor’s report) and referred to in Section 4.05, copies of which have been delivered to the Administrative Agent and the Lenders.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Fortis Assignment” means that certain Assignment of Deeds of Trust, Notes, Liens and Other Rights and Amendment to Deeds of Trusts dated as of May 13, 2010 among the Borrower, the Administrative Agent and Fortis Capital Corp., in its capacity as the administrative agent under the Merger Company Credit Agreement, and the lenders party thereto.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.03.
     “General Partner” means Alta Mesa Holdings GP, LLC, a Texas limited liability company.

     “Governmental Authority” means, as to any Person in connection with any subject, any foreign, national, state or provincial governmental authority, or any political subdivision of any state thereof, or any agency, department, commission, board, authority or instrumentality, bureau or court, in each case having jurisdiction over such Person or such Person’s Property in connection with such subject.
     “Guarantor” means each entity executing a Guaranty, including (a) General Partner and (b) each Restricted Subsidiary of the Borrower.
     “Guaranty” means (a) a Guaranty in substantially the form of the attached Exhibit C-1 and executed by a Guarantor other than Orion, (b) a Limited Recourse Guaranty in substantially the form of the attached Exhibit C-2 and executed by Orion, and (c) such other forms of guaranty acceptable to the Administrative Agent whereby the guarantors named therein guaranties the Obligations, and “Guaranties” shall mean all such guaranties collectively.
     “Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.
     “Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.
     “Hedge Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, deferred premium commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”).
     “Hydrocarbon Hedge Agreement” means a Hedge Contract that is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.
     “Hydrocarbons” means oil, gas, coal seam gas, coalbed methane, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Independent Engineer” means T.J. Smith & Company, Inc., Von Gonten & Associates, or another independent, third-party engineering firm acceptable to the Administrative Agent in its reasonable judgment.

     “Independent Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent and each of the Lenders, prepared by an Independent Engineer, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or its Restricted Subsidiaries (or to be acquired by the Borrower or any of its Restricted Subsidiaries, as applicable) that are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.
     “Interest Expense” means, for any Person and its consolidated Subsidiaries (or in the case of the Borrower, its consolidated Restricted Subsidiaries) for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.
     “Interest Hedge Agreement” means a Hedge Contract between the Borrower and one or more financial institutions providing for the exchange of nominal interest obligations between the Borrower and such financial institution or the cap of the interest rate on any Debt of the Borrower.
     “Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Reference Rate Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.03. The duration of each such Interest Period shall be one month, three months, or six months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 p.m. (noon) (Dallas, Texas time) / 10:00 a.m. (Los Angeles time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:
     (a) the Borrower may not select any Interest Period that ends after the Maturity Date;
     (b) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;
     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and
     (d) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

     “Internal Engineering Report” means a report, in form and substance satisfactory to the Administrative Agent and each Lender, prepared by the Borrower and certified by a Responsible Officer of the Borrower, addressed to the Administrative Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrower or any Restricted Subsidiary (or to be acquired by the Borrower or any Restricted Subsidiary, as applicable), that are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions specified by the Administrative Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Administrative Agent or any Lender.
     “Issuing Lender” means Wells Fargo Bank, N.A. and any successor issuing bank pursuant to Section 8.06.
     “Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the lessee thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.
     “Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U, and X, that is applicable to such Person.
     “Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
     “Lenders” means a party hereto that (a) is a lender listed on the signature pages of this Agreement on the date hereof or (b) is an Eligible Assignee that became a lender under this Agreement pursuant to Section 2.15 or 9.06.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Letter of Credit” means, individually, any standby letter of credit issued or deemed issued by the Issuing Lender for the account of the Borrower in connection with the Commitments and that is subject to this Agreement, including the Existing Letters of Credit, and “Letters of Credit” means all such letters of credit collectively.
     “Letter of Credit Application” means the Issuing Lender’s standard form letter of credit application for standby letters of credit that has been executed by the Borrower and accepted by the Issuing Lender in connection with the issuance of a Letter of Credit.

     “Letter of Credit Documents” means all Letters of Credit, Letter of Credit Applications, and agreements, documents, and instruments entered into in connection therewith or relating thereto.
     “Letter of Credit Exposure” means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time plus (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.
     “Letter of Credit Obligations” means any obligations of the Borrower under this Agreement in connection with the Letters of Credit, including the Reimbursement Obligations.
     “Lien” means any mortgage, lien, pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).
     “Liquid Investments” means:
     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 180 days from the date of any acquisition thereof;
     (b) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other bank or trust company so long as such certificate of deposit is pledged to secure the Borrower’s or any Restricted Subsidiaries’ ordinary course of business bonding requirements, or any other bank or trust company which has primary capital of not less than $500,000,000, if at the time of deposit or purchase, such bank debt securities are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A-1” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “P-1” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Required Lenders;
     (c) deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above;
     (d) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000, if at the time of entering into such agreement the debt securities of such Person are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc.; and
     (e) such other instruments (within the meaning of Article 9 of the Texas Business and Commerce Code) as the Borrower may request and the Administrative Agent may approve in writing.

     “Loan Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Guaranties, the Security Instruments, the Fee Letters, and each other agreement, instrument, or document executed by the Borrower or any of its Restricted Subsidiaries or any of their officers at any time in connection with this Agreement.
     “Material Adverse Change” means (a) a material adverse change in the business, assets (including the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries (when taken as a whole)), condition (financial or otherwise), or results of operations of the Borrower and its Restricted Subsidiaries, since December 31, 2008, (b) a material adverse effect on the Borrower’s ability to perform its obligations under this Agreement, any Note, any other Loan Document, (c) a material adverse effect on the Borrower’s ability to perform its obligations under Hedge Contracts with Swap Counterparties, taken as a whole, or (d) a material adverse effect on the Restricted Subsidiaries’ (when taken as a whole) ability to perform its obligations under this Agreement, any Guaranty, any Note, any other Loan Document, or any Hedge Contract with a Swap Counterparty.
     “Maturity Date” means November 13, 2012.
     “Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).
     “Merger” means the merger of the Merger Company into Alta Mesa Acquisition Sub, LLC, pursuant the Merger Agreement whereby the Merger Company becomes a wholly owned Subsidiary of the Borrower.
     “Merger Agreement” means that certain Agreement and Plan of Merger dated as of December 22, 2009 among the Borrower, Alta Mesa Acquisition Sub, LLC, and the Merger Company as such agreement was filed by the Merger Company under a Form 8-K filing with the Securities and Exchange Commission on December 22, 2009 and as such agreement may have been amended, supplemented or otherwise modified prior to the Effective Date so long as such amendment, supplement, and modification are not materially adverse to the Lenders (unless otherwise approved by the Administrative Agent).
     “Merger Company” means The Meridian Resource Corporation, a Texas corporation.
     “Merger Company Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of December 23, 2004, among the Merger Company, Fortis Capital Corp. as administrative agent, and the lenders party thereto, as heretofore amended.
     “Merger Company Debt” means all outstanding Debt of the Merger Company under the Merger Company Credit Agreement.
     “Mortgage” means any mortgage or deed of trust executed by any one or more of the Borrower or its Restricted Subsidiaries in favor of the Administrative Agent for the ratable benefit of the Secured Parties in substantially the form of the attached Exhibit D or such other form as may be requested by the Administrative Agent, in each case as the same may be amended, modified, partially released or cancelled, restated or supplemented from time-to-time, together with any assumptions or assignments of the obligations thereunder by the Borrower or its Restricted Subsidiaries, and “Mortgages” shall mean all of such Mortgages collectively.
     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

     “Net Cash Proceeds” means (a) with respect to any Disposition of Oil and Gas Properties of the Borrower or any Restricted Subsidiary that have a positive value in the most recently delivered Engineering Report or in the Engineering Report evaluated for the then effective Borrowing Base, all cash and Liquid Investments received by the Borrower or any of its Restricted Subsidiaries from such Disposition after payment of, or provision for, all estimated cash taxes attributable to such Disposition and payable by the Borrower or such Restricted Subsidiary, and other reasonable out of pocket fees and expenses actually incurred by the Borrower or such Restricted Subsidiary directly in connection with such Disposition, and (b) with respect to any novation, assignment, unwinding, termination, or amendment of any hedge position or any other Hedging Contract by the Borrower or any Restricted Subsidiary, the sum of the cash and Liquid Investments received by the Borrower or any Restricted Subsidiary in connection with such transaction after giving effect to any netting agreements.
     “Non-Consenting Lender” means any Lender that does not consent to a proposed amendment, waiver, consent or release with respect to this Agreement or any other Loan Document that requires the consent of each Lender.
     “Non-Defaulting Lender” means any Lender that is not then a Defaulting Lender.
     “Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of the attached Exhibit E, evidencing indebtedness of the Borrower to such Lender resulting from Advances owing to such Lender.
     “Notice of Borrowing” means a notice of borrowing in the form of the attached Exhibit F signed by a Responsible Officer of the Borrower.
     “Notice of Conversion or Continuation” means a notice of conversion or continuation in the form of the attached Exhibit G signed by a Responsible Officer of the Borrower.
     “Obligations” means (a) all principal, interest, fees, reimbursements, indemnifications, and other amounts payable by the Borrower or any Restricted Subsidiary to the Administrative Agent, the Issuing Lender or the Lenders under the Loan Documents, including without limitation, the Letter of Credit Obligations, (b) all obligations of the Borrower or any of its Restricted Subsidiaries owing to any Swap Counterparty under any Hedge Contract; provided that, (i) when any Swap Counterparty assigns or otherwise transfers any interest held by it under any Hedge Contract to any other Person pursuant to the terms of such agreement, the obligations thereunder shall constitute Obligations only if such assignee or transferee is also then a Lender or an Affiliate of a Lender and (ii) if a Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, obligations owing to such Swap Counterparty shall be included as Obligations only to the extent such obligations arise from transactions under such individual Hedge Contracts (and not the Master Agreement between such parties) entered into at the time such Swap Counterparty was a Lender hereunder or an Affiliate of a Lender hereunder (or lender under the Existing Credit Agreement, or an Affiliate thereof, at the time such Hedge Contract was entered into), without giving effect to any extension, increases, or modifications thereof which are made after such Swap Counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, and (c) the Banking Services Obligations.
     “OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
     “Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests, or any interest therein.

     “Ordinary Units” means the general and the limited partnership interests in the Borrower issued under the Partnership Agreement other than the Class B Units.
     “Orion” means Orion Operating Company, LP, a Texas limited partnership.
     “Orion Drilling” means Orion Drilling Company LLC, a Texas limited liability company.
     “Orion EBITDAX” means without duplication, for Orion for any period (a) Orion Net Income for such period plus (b) to the extent deducted in determining Orion Net Income, Orion Interest Expense, income taxes, depreciation, amortization, exploration expenses and other non-cash charges for such period. For purposes of this definition, (i) “Orion Net Income” means, for Orion, for any period, the net income (or loss) for such period after taxes, as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP, and (ii) “Interest Expense” means, for Orion for any period, total interest, letter of credit fees, and other fees and expenses incurred in connection with any Debt for such period, whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Hedge Agreements, all as determined in conformity with GAAP.
     “Other Taxes” has the meaning set forth in Section 2.14(b).
     “Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
     “Partners” means the General Partner and each of the limited partners party to the Partnership Agreement.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Alta Mesa Holdings, LP.
     “Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
     “PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     “PDNP Reserves” means Proven Reserves which are categorized as both “Developed” and “Non-Producing” in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress as in effect at the time in question.
     “PDP Reserves” means Proven Reserves which are categorized as both “Developed” and “Producing” in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress as in effect at the time in question.
     “Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

     “Permitted Liens” means the Liens permitted to exist pursuant to Section 6.01.
     “Permitted Subject Liens” means Permitted Liens other than the judgment Liens permitted under clause (l) of Section 6.01.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.
     “Plan” (whether or not capitalized) means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.
     “Pledge Agreements” means (a) the Second Amended and Restated Pledge Agreement in substantially the form of the attached Exhibit H, executed by the Borrower or any of its Restricted Subsidiaries or any of the Guarantors, as the same may be amended, modified, restated or supplemented from time to time, and (b) the Brayton Pledge Agreement.
     “Pro Rata Share” means, with respect to any Lender, (a) with respect to amounts owing under the Commitments, (i) if such Commitments have not been canceled, the ratio (expressed as a percentage) of such Lender’s uncancelled Commitment at such time to the aggregate uncancelled Commitments at such time or (ii) if the aggregate Commitments have been terminated, the Pro Rata Share of such Lender as determined pursuant to the preceding clause (i) immediately prior to such termination, or (b) with respect to amounts owing generally under this Agreement and the other Loan Documents, the ratio (expressed as a percentage) of the Commitment of such Lender to the aggregate Commitments of all the Lenders (or if such Commitments have been terminated, the ratio (expressed as a percentage) of Credit Extensions owing to such Lender to the aggregate Credit Extensions owing to all such Lenders).
     “Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.
     “Proven Reserves” means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).
     “PUD Reserves” means Proven Reserves which are categorized as “Undeveloped” in the definitions promulgated by the Society of Petroleum Evaluation Engineers and the World Petroleum Congress as in effect at the time in question.
     “Reference Rate” means the fluctuating per annum rate of interest established from time to time by the Administrative Agent at its principal office in San Francisco as its prime rate, which rate may not be the lowest rate of interest charged by such Lender to its customers and whether or not the Borrower has notice thereof.
     “Reference Rate Advance” means an Advance which bears interest as provided in Section 2.09(a)(i).

     “Refinancing Debt” means Additional Subordinated Debt which is the result of either (i) a refinancing or other restructuring of all or any portion of the Obligations as a term loan facility, or (ii) any refinancing of the Subordinated Debt outstanding on the Effective Date.
     “Register” has the meaning set forth in paragraph (c) of Section 9.06.
     “Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.
     “Reimbursement Obligations” means all of the obligations of the Borrower to reimburse the Issuing Lender for amounts paid by the Issuing Lender under Letters of Credit as established by the Letter of Credit Applications and Section 2.07(d).
     “Release” has the meaning set forth in CERCLA or under any other Environmental Law.
     “Required Lenders” means, at any time, Lenders holding 66-2/3% of the Commitments or, if the Commitments have been terminated, the outstanding principal amount of the Advances and Letter of Credit Exposure; provided that, if there are two or more Lenders, the Commitment of, and the portion of the Advances and Letter of Credit Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders unless all Lenders are Defaulting Lenders.
     “Response” has the meaning set forth in CERCLA or under any other Environmental Law.
     “Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer (or other financial officer), or Vice President, (b) with respect to any Person that is a limited liability company, a manager or the Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.
     “Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) in respect of the Equity Interest of such Person or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of the Borrower or warrants, options or other rights to purchase such Equity Interests.
     “Restricted Subsidiary” means each Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
     “Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
     “Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

     “Secured Parties” means the Administrative Agent, the Issuing Lender, the Lenders, and the Swap Counterparties.
     “Security Agreements” means the Security Agreements, each in substantially the form of the attached Exhibit I, executed by the Borrower or any Restricted Subsidiary, as the same may be amended, modified, partially released, or supplemented from time to time.
     “Security Instruments” means, collectively, (a) the Mortgages, (b) the Transfer Letters, (c) the Pledge Agreements, (d) the Security Agreements, (e) the WI/NRI Agreement, (f) each other agreement, instrument or document executed at any time in connection with the Pledge Agreements, the Security Agreements, or the Mortgages, (g) each agreement, instrument or document executed in connection with the Cash Collateral Account, and (h) each other agreement, instrument or document executed at any time in connection with securing the Obligations.
     “Senior Unsecured Notes” means Additional Subordinated Debt issued by the Borrower in the form of senior, unsecured notes offered after the Effective Date.
     “Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Specified Representations”: means (a) the representations made by the Merger Company in the Merger Agreement, but only to the extent that such representations are material to the interests of the Lenders and the Borrower or its Subsidiary has the right to terminate its obligations under the Merger Agreement in the event that any such representations are not true and (b) the representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.04, 4.08, 4.09, 4.18, 4.20 and 4.21.
     “Subsidiary” of a Person means any corporation or other entity of which more than 50% of the outstanding Equity Interests having ordinary voting power under ordinary circumstances to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether at such time Equity Interests of any other class or classes of such corporation or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Borrower.
     “Subordinated Agent” means UnionBanCal Equities Inc., or such other Subordinated Lender serving in the capacity as the “administrative agent” under the Subordinated Credit Agreement to the extent permitted under the Subordinated Credit Agreement and the Subordination and Intercreditor Agreement.
     “Subordinated Credit Agreement” means the Subordinated Credit Agreement dated as of November 13, 2008 among the Borrower, the Subordinated Agent and the Subordinated Lenders, as amended, restated, supplemented or otherwise modified but only to the extent permitted under the terms of the Subordination and Intercreditor Agreement.
     “Subordinated Debt” means the “Obligations” as defined in the Subordinated Credit Agreement.
     “Subordinated Lenders” means the lenders party to the Subordinated Credit Agreement from time to time.
     “Subordinated Loan Documents” means the Subordinated Credit Agreement, the promissory notes executed and delivered pursuant to the Subordinated Credit Agreement, and each other agreement, instrument, or document executed by the Borrower or any of its Subsidiaries or any of their Responsible Officers in connection with the Subordinated Credit Agreement.
     “Subordination and Intercreditor Agreement” mean that certain Amended and Restated Subordination and Intercreditor Agreement substantially in the form of the attached Exhibit L and dated the date hereof, and as in effect on the date hereof and thereafter as amended from time to time in accordance with the terms hereof and thereof.
     “Swap Counterparty” means (a) any Lender or Affiliate of a Lender that is a counterparty to any Hedge Contract with the Borrower or any Restricted Subsidiary listed on Schedule 4.20 and (b) any counterparty to any other Hedge Contract with the Borrower or any Restricted Subsidiary; provided that such counterparty is a Lender or an Affiliate of a Lender. For the avoidance of doubt, “Swap Counterparty” shall not include any participant of a Lender pursuant to Section 9.06(e) other than to the extent such participant is otherwise a Lender or an Affiliate of a Lender.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
     “Transactions” means, collectively, (a) the Merger, (b) the initial borrowings and other extensions of credit under this Agreement, including the renewal, extension, and rearrangement (but not substitution or extinguishment) of advances under the Existing Credit Agreement as Advances under this Agreement pursuant to the terms of this Agreement, (c) either, (i) the assignment of the Merger Company Debt pursuant to the Fortis Assignment, or (ii) the payment in full of the Merger Company Debt and (d) the payment of fees, commissions and expenses in connection with each of the foregoing.

     “Transfer Letters” means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit J and executed by the Borrower or any Restricted Subsidiary executing a Mortgage, as each of the same may be amended, modified or supplemented from time-to-time.
     “Triggering Event” means (a) the Disposition of Oil and Gas Properties of the Borrower or any Restricted Subsidiary that have a positive value in the most recently delivered Engineering Report or in the Engineering Report evaluated for the then effective Borrowing Base, and (b) the novation, assignment, unwinding, termination, or amendment of a hedge position or Hedge Contract considered by the Administrative Agent in determining the then effective Borrowing Base.
     “Type” has the meaning set forth in Section 1.04.
     “Unrestricted Subsidiary” means (a) LEADS Resources, LLC, (b) Louisiana Exploration & Acquisition Partnership, LLC, (c) Alta Mesa Drilling, LLC, (d) Sundance Acquisition Corporation, (e) TE TMR Corp., (f) TMR Equipment Corporation, (g) FBB Anadarko Corp., (h) New Exploration Technologies Co., LLC, and (i) any other Subsidiary of the Borrower that has been designated as an Unrestricted Subsidiary in compliance with Section 5.14.
     “Unused Commitment Amount” means, with respect to a Lender at any time, (a) the lesser of (i) such Lender’s Commitment at such time and (ii) such Lender’s Pro Rata Share of the Borrowing Base in effect at such time minus, in each case, (b) the sum of (i) the aggregate outstanding principal amount of all Advances owed to such Lender at such time plus (ii) such Lender’s Pro Rata Share of the aggregate Letter of Credit Exposure at such time (including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.17(c)(i)).
     “Utilization Level” means the applicable category (being Level I, Level II, Level III, or Level IV) of pricing criteria contained in Schedule I, which is based, at any time of its determination, on the percentage obtained by dividing (a) the outstanding principal amount of the Advances and the Letter of Credit Exposure at such time by (b) the lesser of (i) the aggregate Commitments and (ii) the Borrowing Base in effect at such time.
     “WI/NRI Agreement” means that certain WI/NRI Agreement dated of even date herewith and entered into among the Borrower, the Restricted Subsidiaries party thereto and the Administrative Agent and setting forth therein certain representations and warranties of the Restricted Subsidiaries as to the quantum and nature of the record title interests of such Restricted Subsidiaries in and to certain Oil and Gas Properties.
     Section 1.02 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”
     Section 1.03 Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (which prior to the delivery of the first financial statements under Section 5.06 hereof, shall mean the Financial Statements). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Section 5.06 hereof most recently delivered prior to or concurrently with such calculations (or, prior to the delivery of the first financial statements under Section 5.06 hereof, used in the preparation of the Financial Statements). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated Subsidiaries.
     Section 1.04 Types of Advances. Advances are distinguished by “Type”. The “Type” of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Reference Rate Advance.
     Section 1.05 Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.
ARTICLE II
CREDIT FACILITIES
     Section 2.01 Commitment for Advances.
     (a) Advances. Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time to time on any Business Day during the period from the date of this Agreement until the Commitment Termination Date in an amount for each Lender not to exceed such Lender’s Unused Commitment Amount. Each Borrowing shall, in the case of Borrowings consisting of Reference Rate Advances, be in an aggregate amount not less than the lesser of (i) $500,000 and (ii) the Unused Commitment Amount, and in integral multiples of $100,000 in excess thereof, and in the case of Borrowings consisting of Eurodollar Rate Advances, be in an aggregate amount not less than $1,000,000 and in integral multiples of $500,000 in excess thereof, and in each case shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, and subject to the terms of this Agreement, the Borrower may from time to time borrow, prepay, and reborrow Advances.
     (b) Outstanding Advances under Existing Credit Agreement and Merger Company Debt. The parties hereto acknowledge and agree that, effective as of the date hereof, (i) in order to accommodate and orderly effect the reallocations, adjustments, acquisitions and decreases effected under clause (c) below, all outstanding Advances under the Existing Credit Agreement on the date hereof will be refinanced with the initial Advances to be made under this Agreement on the Effective Date; and (iii) if the Fortis Assignment is entered into, the outstanding principal amount of loans constituting Merger Company Debt are being acquired with the initial Advances to be made under this Agreement on the Effective Date. Such Existing Indebtedness under the Existing Credit Agreement, and if the Fortis Assignment is entered into, the Merger Company Debt shall be assigned, renewed, extended, and rearranged as Obligations outstanding pursuant to the terms of this Agreement.
     (c) Assignments, New Lenders and Reallocation of Commitments and Advances. The Lenders have agreed among themselves, in consultation with the Borrower, to reallocate their respective Commitments (as defined in the Existing Credit Agreement) and to, among other things, allow each of Capital One, N.A., Texas Capital Bank, N.A., Toronto Dominion (New York) LLC, and ING Capital LLC to become a party to this Agreement as a Lender, (each a “New Lender”) by acquiring an interest in the aggregate Commitments (as defined in the Existing Credit Agreement), and to adjust such Commitment of the other Lenders (each an “Adjusting Lender”). The Administrative Agent and the Borrower hereby consent to such reallocation and each New Lender’s acquisition of, and each Adjusting Lender’s adjustment of, an interest in the Commitments and the Existing Lenders’ partial assignments of their respective Commitments (as defined in the Existing Credit Agreement). On the Effective Date and after giving effect to such reallocations, adjustments, acquisitions and decreases, the Commitment of each Lender shall be as set forth on Schedule II. With respect to such reallocations, adjustments, acquisitions and decreases, each New Lender and Adjusting Lender shall be deemed to have acquired the Commitment allocated to it from each of the other Lenders pursuant to the terms of the Assignment and Acceptance attached as an exhibit to the Existing Credit Agreement as if each such New Lender and Adjusting Lender had executed such Assignment and Acceptance with respect to such allocation, adjustment, acquisition and decrease. The Lenders shall make all appropriate adjustments and payments between and among themselves to account for the revised Pro Rata Shares resulting from the Lenders’ Commitments under this Agreement.
     (d) Notes. The indebtedness of the Borrower to each Lender resulting from the Advances owing to such Lender shall be evidenced by a Note of the Borrower payable to the order of such Lender.
     Section 2.02 Borrowing Base.
     (a) Borrowing Base. The initial Borrowing Base in effect as of the date of this Agreement has been set by the Administrative Agent and the Lenders and acknowledged by the Borrower as $285,000,000 and each Lender’s Pro Rata Share of such initial Borrowing Base, as of the date of this Agreement, are set forth on Schedule II. Such initial Borrowing Base shall remain in effect until the next redetermination made pursuant to this Section 2.02. The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.02(d) and is subject to periodic redetermination pursuant to Sections 2.02(b) and 2.02(c) and is subject to mandatory reductions pursuant to Section 2.02(e).
     (b) Calculation of Borrowing Base.
          (i) The Borrower shall deliver to the Administrative Agent and each of the Lenders on or before May 1, 2010, an Independent Engineering Report dated effective as of the immediately preceding January 1, and, in any case, such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. On or before June 1, 2010, and based on such Independent Engineering Report and other information, (A) the Administrative Agent shall deliver to each Lender the

Administrative Agent’s recommendation for the redetermined Borrowing Base, (B) the Administrative Agent and the Required Lenders shall redetermine the Borrowing Base in accordance with Section 2.02(d) (except that any increase in the Borrowing Base shall require the consent of all the Lenders), and (C) the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined. The Borrower shall deliver to the Administrative Agent and each of the Lenders on or before each April 1, beginning April 1, 2011, an Independent Engineering Report dated effective as of the immediately preceding January 1, and, in any case, such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within 30 days after the Administrative Agent and the Lenders’ receipt of such Independent Engineering Report and other information, (A) the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base, (B) the Administrative Agent and the Required Lenders shall redetermine the Borrowing Base in accordance with Section 2.02(d) (except that any increase in the Borrowing Base shall require the consent of all the Lenders), and (C) the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.
          (ii) The Borrower shall deliver to the Administrative Agent and each Lender on or before each October 1, beginning October 1, 2010, an Internal Engineering Report dated effective as of the immediately preceding July 1, and such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base. Within 30 days after the Administrative Agent and the Lenders’ receipt of such Internal Engineering Report and other information, (A) the Administrative Agent shall deliver to each Lender the Administrative Agent’s recommendation for the redetermined Borrowing Base, (B) the Administrative Agent and the Required Lenders shall redetermine the Borrowing Base in accordance with Section 2.02(d) (except that any increase in the Borrowing Base shall require the consent of all the Lenders), and (C) the Administrative Agent shall promptly notify the Borrower in writing of the amount of the Borrowing Base as so redetermined.
          (iii) In the event that the Borrower does not furnish to the Administrative Agent and the Lenders the Independent Engineering Report, Internal Engineering Report, or other information specified in clauses (i) and (ii) above by the date specified therein, the Administrative Agent and the Required Lenders (except that any increase in the Borrowing Base shall require the consent of all the Lenders) may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion until the Administrative Agent and the Lenders receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, whereupon the Administrative Agent and the Required Lenders (except that any increase in the Borrowing Base shall require the consent of all the Lenders) shall redetermine the Borrowing Base as otherwise specified in this Section 2.02.
          (iv) Each delivery of an Engineering Report by the Borrower to the Administrative Agent and the Lenders shall constitute a representation and warranty by the Borrower to the Administrative Agent and the Lenders that (A) the Borrower and its Restricted Subsidiaries, as applicable, own the Oil and Gas Properties specified therein with at least 85% (by value) of the Proven Reserves covered therein subject to an Acceptable Security Interest and free and clear of any Liens (except Permitted Liens), (B) on and as of the date of such Engineering Report, the PDP Reserves identified therein were developed for Hydrocarbons, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells (“Wells”), were each producing Hydrocarbons in paying quantities, except for Wells that were utilized as water or gas injection wells or as water disposal wells, (C) the descriptions of quantum and nature of the record title interests of the Borrower and its Restricted Subsidiaries, as applicable, set forth in such Engineering Report include the entire record title interests of the Borrower and its Restricted Subsidiaries in such Oil and Gas Properties, are complete and accurate in all respects, and take into account all Permitted Liens, (D) there are no “back-in” or “reversionary” interests held by third parties which could reduce the interests of the Borrower or any of its Subsidiaries in such Oil and Gas Properties except as set forth in Engineering Report, (E) no operating or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party or by which the Borrower or any of its Restricted Subsidiaries is bound affecting any part of such Oil and Gas Properties requires the Borrower or any of its Restricted Subsidiaries to bear any of the costs relating to such Oil and Gas Properties greater than the record title interest of the Borrower or any of its Restricted Subsidiaries in such portion of the such Oil and Gas Properties as set forth in such Engineering Report, except in the event the Borrower or any of its Restricted Subsidiaries is obligated under an operating agreement to assume a portion of a defaulting party’s share of costs, and (F) the Borrower’s and the Restricted Subsidiaries’ ownership of the Hydrocarbons and the undivided interests in the Oil and Gas Properties as specified in such Engineering Report (i) will, after giving full effect to all Permitted Liens afford the Borrower or the applicable Restricted Subsidiary not less than those net interests (expressed as a fraction, percentage or decimal) in the production from or which is allocated to such Hydrocarbons specified as net revenue interest in such Engineering Report and (ii) will cause the Borrower or the applicable Restricted Subsidiary to bear not more than that portion (expressed as a fraction, percentage or decimal), specified as working interest in such Engineering Report, of the costs of drilling, developing and operating the wells identified in such Engineering Report or identified in the exhibits to the Mortgages encumbering such Oil and Gas Properties.
     (c) Interim Redeterminations. In addition to the Borrowing Base redeterminations provided for in Section 2.02(b) and based on such information as the Administrative Agent and the Lenders deem relevant (but in accordance with Section 2.02(d)):
     (i) at the election of the Required Lenders, the Administrative Agent and the Lenders may make one additional redetermination of the Borrowing Base during any six-month period between scheduled redeterminations;
     (ii) at the request of the Borrower, the Administrative Agent and the Lenders may make one additional redetermination of the Borrowing Base during any six-month period between scheduled redeterminations; and
     (iii) if at any time the Borrower ceases to directly or indirectly own at least 90% of the Equity Interests in Orion or at least 90% of the Equity Interests in Brayton, the Administrative Agent and the Lenders may make additional redeterminations of the Borrowing Base at such times.
The party requesting the redetermination shall give the other party at least 10 days’ prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed; provided that, no such prior written notice shall be required for any redetermination made by the Lenders during the existence of an Event of Default. In connection with any redetermination of the Borrowing Base under this Section 2.02(c), the Borrower shall provide the Administrative Agent and the Lenders with such information regarding the Borrower and its Restricted Subsidiaries’ business (including, without limitation, its Oil and Gas Properties, the Proven Reserves, and production relating thereto) as the Administrative Agent or any Lender may request, including an updated Independent Engineering Report. The Administrative Agent shall promptly notify the Borrower in writing of each redetermination of the Borrowing Base pursuant to this Section 2.02(c) and the amount of the Borrowing Base as so redetermined.
     (d) Standards for Redetermination. Each redetermination of the Borrowing Base by the Administrative Agent and the Lenders pursuant to this Section 2.02 shall be made (i) in the sole discretion of the Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.02(d)), (ii) in accordance with the Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Administrative Agent and the Lenders relating to the Proven Reserves of the Borrower and its Restricted Subsidiaries (it being agreed that only such pro-rated amounts of the Proven Reserves of Orion which are attributable to the Borrower’s equity ownership therein shall be considered in calculating the Borrowing Base), and (iv) based upon the estimated value of the Proven Reserves owned by the Borrower and its Restricted Subsidiaries as determined by the Administrative Agent and the Lenders. In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the business, financial condition, and Debt obligations of the Borrower and its Restricted Subsidiaries and such other factors as the Administrative Agent and the Lenders customarily deem appropriate, including without limitation, commodity price assumptions, projections of production, operating expenses, general and administrative expenses, capital costs, working capital requirements, liquidity evaluations, dividend payments, environmental costs, and legal costs. In that regard, the Borrower acknowledges that the determination of the Borrowing Base contains a value cushion (market value in excess of loan value), which is essential for the adequate protection of the Administrative Agent and the Lenders. No Proven Reserves shall be included or considered for inclusion in the Borrowing Base unless the Administrative Agent shall have received, at the Borrower’s expense, (A) evidence of title reasonably satisfactory in form and substance to the Administrative Agent covering at least 80% (by value) of the Proven Reserves and the Oil and Gas Properties relating thereto (or in the case of the initial Borrowing Base set on the Effective Date, at least 70% (by value) of the Proven Reserves and the Oil and Gas Properties related thereto), and (B) Mortgages and such other Security Instruments requested by the Administrative Agent to the extent necessary to cause the Administrative Agent to have an Acceptable Security Interest in at least 85% (by value) of the Proven Reserves and the Oil and Gas Properties relating thereto. At all times after the Administrative Agent has given the Borrower notification of a redetermination of the Borrowing Base under this Section 2.02, the Borrowing Base shall be equal (i) to the redetermined amount or (ii) such lesser amount designated by the Borrower and disclosed in writing to the Administrative Agent and the Lenders, provided that the Borrower shall not request that the Borrowing Base be reduced to a level that would result in a Borrowing Base Deficiency, until the Borrowing Base is subsequently redetermined in accordance with this Section 2.02.
     (e) Mandatory Reductions in the Borrowing Base. In addition to the Borrowing Base redeterminations provided for otherwise in this Section 2.02, the Borrowing Base shall be automatically reduced as follows:
     (i) Effective immediately upon the issuance of Senior Unsecured Notes by the Borrower or any Restricted Subsidiary, the Borrowing Base shall automatically reduce on the effective date of such issuance by an amount equal to 25% of (A) the Debt Incurrence Proceeds resulting from such issuance minus (B) the amount thereof applied to pay principal, interest, premium, fees and other amounts owed in respect of outstanding Subordinated Debt.
     (ii) Effective immediately upon the issuance of any Additional Subordinated Debt (other than Senior Unsecured Notes and any Refinancing Debt) by the Borrower or any Restricted Subsidiary, the Borrowing Base shall automatically reduce on the effective date of such issuance by an amount equal to 25% of (A) the Debt Incurrence Proceeds resulting from such issuance minus (B) the amount thereof applied to pay principal, interest, premium, fees and other amounts owed in respect of outstanding Subordinated Debt (other than repayments of any increases in principal of Subordinated Debt effected after the Effective Date and any interest accrued on such increased principal amount).

     (iii) Effective immediately upon the occurrence of a Triggering Event, the Borrowing Base shall automatically reduce on the date such Triggering Event is effected by an amount equal to (A) in the case of a Disposition of Oil and Gas Properties, the value, if any, assigned such Oil and Gas Properties under the then effective Borrowing Base, as reasonably determined by the Administrative Agent, and (B) in the case of a hedge position or Hedge Contract that has been novated, assigned, unwound, terminated, or amended, the value, if any, assigned such hedge position or Hedge Contract under the then effective Borrowing Base, as reasonably determined by the Administrative Agent.
     Section 2.03 Method of Borrowing.
     (a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 11:00 a.m. (Dallas, Texas time) (i) on the third Business Day before the date of the proposed Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances or (ii) on the Business Day of the proposed Borrowing, in the case of a Borrowing comprised of Reference Rate Advances, by the Borrower to the Administrative Agent, which shall in turn give to each Lender prompt notice of such proposed Borrowing by telecopier. Each Notice of a Borrowing shall be given in writing, including by telecopier, specifying the information required therein. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances, the Administrative Agent shall promptly notify each Lender of the applicable interest rate under Section 2.09(a)(ii). Each Lender shall, before 11:00 a.m. (Dallas, Texas time) on the date of such Borrowing, make available for the account of its applicable Lending Office to the Administrative Agent at its address referred to in Section 9.02, or such other location as the Administrative Agent may specify by notice to the Lenders, in same day funds, in the case of a Borrowing, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent shall make such funds available to the Borrower at its account with the Administrative Agent.
     (b) Conversions and Continuations. The Borrower may elect to Convert or continue any Borrowing under this Section 2.03 by delivering an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 11:00 a.m. (Dallas, Texas time) (i) on the date which is at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances and (ii) on the Business Day of the proposed Conversion in the case of a Conversion to a Borrowing comprised of Reference Rate Advances. Each such Notice of Conversion or Continuation shall be in writing or by telephone notice promptly confirmed immediately in writing specifying the information required therein. Promptly after receipt of a Notice of Conversion or Continuation under this Section, the Administrative Agent shall provide each Lender with a copy thereof and, in the case of a Conversion to or a continuation of a Borrowing comprised of Eurodollar Rate Advances, notify each Lender of the applicable interest rate under Section 2.09(a)(ii).
     (c) Certain Limitations. Notwithstanding anything to the contrary contained in paragraphs (a) and (b) above:
          (i) at no time shall there be more than four Interest Periods applicable to outstanding Eurodollar Rate Advances and the Borrower may not select Eurodollar Rate Advances for any Borrowing at any time that a Default has occurred and is continuing;
          (ii) if any Lender shall, at least one Business Day before the date of any requested Borrowing, Conversion, or continuation, notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances from such Lender shall be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and the Advance made by such Lender in respect of such Borrowing, Conversion, or continuation shall be a Reference Rate Advance;
          (iii) if the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Rate Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance;
          (iv) if the Required Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Reference Rate Advance; and
          (v) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 and paragraph (b) above, the Administrative Agent shall forthwith so notify the Borrower and the Lenders and such Advances shall be made available to the Borrower on the date of such Borrowing as Reference Rate Advances or, if existing Eurodollar Rate Advances, Convert into Reference Rate Advances.
     (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower. In the case of any Borrowing for which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure by the Borrower to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III including, without limitation, any loss (including any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
     (e) Administrative Agent Reliance. Unless the Administrative Agent shall have received notice from a Lender before the date of any Borrowing that such Lender shall not make available to the Administrative Agent such Lender’s Pro Rata Share of a Borrowing, the Administrative Agent may assume that such Lender has made its Pro Rata Share of such Borrowing available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (a) of this Section 2.03 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that any Lender shall not have so made its Pro Rata Share of such Borrowing available to the Administrative Agent (the “Non-Funding Lender”), such Non-Funding Lender and the Borrower severally agree to immediately repay to the Administrative Agent on demand such corresponding amount, together with interest on such amount, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable on such day to Advances comprising such Borrowing and (ii) in the case of such Non-Funding Lender, the Federal Funds Rate for such day. If such Non-Funding Lender shall repay to the Administrative Agent such corresponding amount and interest as provided above, such corresponding amount so repaid shall constitute such Non-Funding Lender’s Advance as part of such Borrowing for purposes of this Agreement even though not made on the same day as the other Advances comprising such Borrowing.
     (f) Lender Obligations Several. The failure of any Non-Funding Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
     Section 2.04 Reduction of the Commitments.
     (a) The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitment; provided that each partial reduction shall be in the aggregate amount of $3,000,000 or in integral multiples of $1,000,000 in excess thereof.
     (b) Other than as provided in Section 2.04(c) below, any reduction and termination of the Commitments pursuant to this Section 2.04 shall be applied ratably to each Lender’s Commitment and shall be permanent, with no obligation of the Lenders to reinstate such Commitments.
     (c) In the event of a Defaulting Lender, the Borrower, at the Borrower’s election may elect to terminate such Defaulting Lender’s Commitment hereunder; provided that (i) such termination must be of the Defaulting Lender’s entire Commitment, (ii) subject to the set-off rights set forth in the immediately following sentence, the Borrower shall pay all amounts owed by the Borrower to such Defaulting Lender under this Agreement and under the other Loan Documents (including principal of and interest on the Advances owed to such Defaulting Lender, accrued commitment fees, and letter of credit fees but specifically excluding any amounts owing under Section 2.12 as result of such payment of Advances) and shall deposit with the Administrative Agent into the Cash Collateral Account cash collateral in the amount equal to such Defaulting Lender’s ratable share of the Letter of Credit Exposure, including any such Letter of Credit Exposure that has been reallocated pursuant to Section 2.17(c)(i); (iii) a Defaulting Lender’s Commitment may be terminated by the Borrower under this Section 2.04(c) if and only if at such time, the Borrower has elected, or is then electing, to terminate the Commitments of all then existing Defaulting Lenders. With respect to the amounts described in clause (ii) above which would be payable by the Borrower to the Defaulting Lender (but not including any deposits that the Borrower is required to make with respect to the Letter of Credit Exposure), the Borrower may set-off and apply any amounts owing from such Defaulting Lender or Affiliate thereof to the Borrower under any Hedge Contract against any such amounts payable to the Defaulting Lender. Upon written notice to the Defaulting Lender and Administrative Agent of the Borrower’s election to terminate a Defaulting Lender’s Commitment pursuant to this clause (c) and the payment and deposit of amounts required to be made by the Borrower under clause (ii) above, (A) such Defaulting Lender shall cease to be a “Lender” hereunder for all purposes except that such Lender’s rights under Sections 2.13, 2.14, and 9.07 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, (B) such Defaulting Lender’s Commitment shall be deemed terminated, and (C) such Defaulting Lender shall be relieved of its obligations hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim by Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

     Section 2.05 Prepayment of Advances.
     (a) Optional. The Borrower may prepay the Advances, after giving by 10:00 a.m. (Dallas, Texas time) (i) in the case of Eurodollar Rate Advances, at least three Business Days’ or (ii) in the case of Reference Rate Advances, same Business Day’s, irrevocable prior written notice (or irrevocable telephone notice promptly confirmed in writing) to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Advances in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date; provided, however, that each partial prepayment with respect to: (A) any amounts prepaid in respect of Eurodollar Rate Advances shall be applied to Eurodollar Rate Advances comprising part of the same Borrowing; (B) any amounts prepaid in respect of Reference Rate Advances shall be made in a minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof, and (C) any prepayments made in respect of Borrowings comprised of Eurodollar Rate Advances shall be made in a minimum amount of $3,000,000 and in integral multiples of $1,000,000 in excess thereof and in an aggregate principal amount such that after giving effect thereto such Borrowing shall have a remaining principal amount outstanding with respect to such Borrowings of at least $1,000,000. Full prepayments of any Borrowing are permitted without restriction of amounts.
     (b) Borrowing Base Deficiencies.
          (i) Other than as provided in clause (ii) and clause (iii) below, if a Borrowing Base Deficiency exists, then the Borrower shall, after receipt of written notice from the Administrative Agent regarding such deficiency, take any of the following actions (and the failure of the Borrower to take such actions to remedy such Borrowing Base Deficiency shall constitute an Event of Default):
               (A) prepay the Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, such that the Borrowing Base Deficiency is cured within 10 days after the date such deficiency notice is received by the Borrower from the Administrative Agent;
               (B) pledge as Collateral for the Obligations additional Oil and Gas Properties acceptable to the Administrative Agent and the Required Lenders such that the applicable Borrowing Base Deficiency is cured within 10 days after the date of such notice by the Administrative Agent is received;
               (C) (1) deliver within 10 days after the date such deficiency notice is received by the Borrower from the Administrative Agent, written notice to the Administrative Agent indicating the Borrower’s election to repay the Advances and make deposits into the Cash Collateral Account to provide cash collateral for the Letters of Credit, each in five monthly installments equal to one-fifth of such Borrowing Base Deficiency with the first such installment due 30 days after the date such deficiency notice is received by the Borrower from the Administrative Agent and each following installment due 30 days after the preceding installment and (2) to make such payments and deposits within such time period; or
               (D) (1) deliver within 10 days after the date such deficiency notice is received by the Borrower to the Administrative Agent written notice to the Administrative Agent indicating the Borrower’s election to combine the options provided in clause (B) and clause (C) above, and also indicating the amount to be prepaid in installments and the amount to be provided as additional

Collateral, and (2) make such five equal consecutive monthly installments and deliver such additional Collateral within the time required under clause (B) and clause (C) above.
The failure of the Borrower to deliver an election notice pursuant to the terms of this clause (b)(i) shall be deemed to be an election by the Borrower of the option set forth in clause (C) above.
          (ii) Upon each reduction of the Borrowing Base under Section 2.02(e)(i) or (ii) resulting from the issuance of Additional Subordinated Debt, if a Borrowing Base Deficiency then exists or results therefrom, then the Borrower shall prepay the Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, in an amount equal to (A) such portion of the Borrowing Base Deficiency resulting from such reduction plus (B) if a Borrowing Base Deficiency exists prior to such reduction, then an amount equal to the lesser of (i) the Debt Incurrence Proceeds of such Additional Subordinated Debt and (ii) such portion of the Borrowing Base Deficiency in existence immediately prior to such reduction.
          (iii) Upon each reduction of the Borrowing Base under Section 2.02(e)(iii) from the occurrence of a Triggering Event, if a Borrowing Base Deficiency then exists or results therefrom, then the Borrower shall prepay the Advances or, if the Advances have been repaid in full, make deposits into the Cash Collateral Account to provide cash collateral for the Letter of Credit Exposure, in an amount equal to (A) such portion of the Borrowing Base Deficiency resulting from such reduction plus (B) if a Borrowing Base Deficiency exists prior to such reduction, then an amount equal to the lesser of (i) the Net Cash Proceeds of such Triggering Event and (ii) such portion of the Borrowing Base Deficiency in existence immediately prior to such reduction.
          (iv) Each prepayment pursuant to this Section 2.05(b) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under this Section 2.05(b) shall be applied to the Advances as determined by the Administrative Agent.
     (c) Reduction of Commitments.
          (i) On the date of each reduction of the aggregate Commitments pursuant to Section 2.04, the Borrower agrees to make a prepayment in respect of the outstanding amount of the Advances to the extent, if any, that the aggregate unpaid principal amount of all Advances plus the Letter of Credit Exposure exceeds the lesser of (A) the aggregate Commitments, as so reduced, and (B) the Borrowing Base.
          (ii) Each prepayment pursuant to this Section 2.05(c) shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment being made on such date. Each prepayment under this Section 2.05(c) shall be applied to the Advances as determined by the Administrative Agent and agreed to by the Lenders in their sole discretion.
     (d) Illegality. If any Lender shall notify the Administrative Agent and the Borrower that the adoption of or any change in any applicable Legal Requirement or in the interpretation of any applicable Legal Requirement by any Governmental Authority makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its applicable Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Lender then outstanding hereunder, (i) the Borrower shall, no later than 11:00 a.m. (Dallas, Texas time) and if not prohibited by law, (A) on the last day of the Interest Period for each outstanding Eurodollar Rate Advance made by such Lender, or (B) if required by such notice, on the second Business Day following its receipt of such notice, either prepay all of the Eurodollar Rate Advances made by such Lender then outstanding or Convert all of the Eurodollar Rate Advances made by such Lender then outstanding to Reference Rate Advances, and, in either case, pay all accrued interest on the principal amount prepaid or Converted to the date of such prepayment or Conversion and amounts, if any, required to be paid pursuant to Section 2.12 as a result of such prepayment or Conversion being made on such date, (ii) to the extent the principal amount of Eurodollar Rate Advances are prepaid, such Lender shall simultaneously make a Reference Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Lender, and (iii) the right of the Borrower to select Eurodollar Rate Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender giving notice referred to above shall notify the Administrative Agent that the circumstances causing such suspension no longer exist.
     (e) No Additional Right; Ratable Prepayment. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in Section 2.04(c) and this Section 2.05, and all notices given pursuant to this Section 2.05 shall be irrevocable and binding upon the Borrower. Each payment of any Advance pursuant to this Section 2.05 shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part other than Advances owing to a Defaulting Lender as provided in Section 2.17.
     Section 2.06 Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable benefit of the Lenders the outstanding principal amount of each Advance, together with any accrued interest on the Commitment Termination Date or such earlier date pursuant to Section 7.02 or Section 7.03.
     Section 2.07 Letters of Credit.
     (a) Commitment. From time to time from the date of this Agreement until 30 days prior to the Commitment Termination Date, at the request of the Borrower, the Issuing Lender shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the Expiration Date of, Letters of Credit for the account of the Borrower on any Business Day. No Letter of Credit will be issued, increased, or extended:
          (i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the lesser of (A) $15,000,000 and (B) the lesser of (1) the aggregate Commitments at such time and (2) the Borrowing Base in effect at such time minus, in each case under this clause (B), the sum of the aggregate outstanding principal amount of all Advances at such time;
          (ii) if such Letter of Credit has an Expiration Date later than the earlier of (A) one year after the date of issuance thereof (or, in the case of any extension thereof, one year after the date of such extension) and (B) ten days prior to the Commitment Termination Date;
          (iii) unless the Letter of Credit Documents are in form and substance acceptable to the Issuing Lender in its sole discretion;
          (iv) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;
          (v) unless the Borrower has delivered to the Issuing Lender a completed and executed Letter of Credit Application; provided that, if the terms of any such Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

          (vi) unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender;
          (vii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing such Letter of Credit, or any Legal Requirement applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuing Lender in good faith deems material to it;
          (viii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;
          (ix) except as otherwise agreed by the Issuing Lender, if Letter of Credit is to be denominated in a currency other than Dollars; or
          (x) a default of any Lender’s obligations to fund under Section 2.07(d) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Lender’s risk with respect to such Lender.
     (b) Participations. Upon (A) the date of the issuance or increase of a Letter of Credit, and (B) the date hereof as to the deemed issuance of the Existing Letters of Credit under Section 2.07(h), the Issuing Lender shall be deemed to have sold to each other Lender having a Commitment and each other Lender having a Commitment shall have been deemed to have purchased from the Issuing Lender a participation in the related Letter of Credit Obligations equal to such Lender’s Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify each such participant Lender having a Commitment by telephone or telecopy of each Letter of Credit issued, increased, or extended or converted and the actual dollar amount of such Lender’s participation in such Letter of Credit.
     (c) Issuing. Each Letter of Credit shall be issued, increased, or extended pursuant to a Letter of Credit Application (or by telephone notice promptly confirmed in writing by a Letter of Credit Application), given not later than 10:00 a.m. (Dallas, Texas time) on the fifth Business Day before the date of the proposed issuance, increase, or extension of the Letter of Credit, and the Issuing Lender shall give to each other Lender prompt notice thereof by telex, telephone or telecopy. Each Letter of Credit Application shall be delivered by facsimile or by mail specifying the information required therein; provided that if such Letter of Credit Application is delivered by facsimile, the Borrower shall follow such facsimile with an original by mail. After the Issuing Lender’s receipt of such Letter of Credit Application (by facsimile or by mail) and upon fulfillment of the applicable conditions set forth in Article III, the Issuing Lender shall issue, increase, or extend such Letter of Credit for the account of the Borrower. Each Letter of Credit Application shall be irrevocable and binding on the Borrower.

     (d) Reimbursement. The Borrower hereby agrees to pay on demand to the Issuing Lender an amount equal to any amount paid by the Issuing Lender under any Letter of Credit. In the event the Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrower upon demand, the Issuing Lender shall give the Administrative Agent notice of the Borrower’s failure to make such reimbursement and the Administrative Agent shall promptly notify each Lender having a Commitment of the amount necessary to reimburse the Issuing Lender. Upon such notice from the Administrative Agent, each Lender shall promptly reimburse the Issuing Lender for such Lender’s Pro Rata Share of such amount, and such reimbursement shall be deemed for all purposes of this Agreement to be an Advance to the Borrower transferred at the Borrower’s request to the Issuing Lender. If such reimbursement is not made by any Lender to the Issuing Lender on the same day on which the Administrative Agent notifies such Lender to make reimbursement to the Issuing Lender hereunder, such Lender shall pay interest on its Pro Rata Share thereof to the Issuing Lender at a rate per annum equal to the Federal Funds Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat such reimbursements to the Issuing Lender as Reference Rate Advances under a Borrowing requested by the Borrower to reimburse the Issuing Lender that have been transferred to the Issuing Lender at the Borrower’s request.
     (e) Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:
          (i) any lack of validity or enforceability of any Letter of Credit Documents;
          (ii) any amendment or waiver of, or any consent to or departure from, any Letter of Credit Documents;
          (iii) the existence of any claim, set-off, defense, or other right which the Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Letter of Credit Documents, or any unrelated transaction;
          (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
          (v) payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or
          (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
provided, however, that nothing contained in this paragraph (e) shall be deemed to constitute a waiver of the Borrower’s rights under Section 2.07(f) below.
     (f) Liability of Issuing Lender. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Lender nor any of its officers or directors shall be liable or responsible for:

          (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
          (ii) the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged;
          (iii) payment by the Issuing Lender against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or
          (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE ISSUING LENDER’S OWN NEGLIGENCE),
except that the Borrower shall have a claim against the Issuing Lender, and the Issuing Lender shall be liable to the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower which a court determines in a final, non-appealable judgment were caused by the Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.
     (g) Cash Collateral Account.
          (i) If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to Sections 2.04(c), 2.05(b), 2.17, 7.02(b), or 7.03(b), then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s standard form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent a first priority security interest in such account and the funds therein. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.
          (ii) So long as no Default or Event of Default exists, (A) the Administrative Agent may apply the funds held in the Cash Collateral Account only to the reimbursement of any Letter of Credit Obligations, and (B) the Administrative Agent shall release to the Borrower at the Borrower’s written request any funds held in the Cash Collateral Account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of the total amount of funds held in the Cash Collateral Account over the Letter of Credit Exposure. During the existence of any Default or Event of Default, the Administrative Agent may apply any funds held in the Cash Collateral Account to the Obligations in any order determined by the Administrative Agent, regardless of any Letter of Credit Exposure that may remain outstanding. The Issuing Lender may in its sole discretion at any time direct the Administrative Agent to release to the Borrower any funds held in the Cash Collateral Account.
          (iii) The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account which may bear interest or be invested in the Administrative Agent’s reasonable discretion and the Administrative Agent shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own Property, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.
     (h) Existing Letters of Credit. The Issuing Lender, the Lenders and the Borrower agree that effective as of the Effective Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement.
     (i) Defaulting Lender. If, at any time, a Defaulting Lender exists hereunder, then, at the request of the Issuing Lender subject to Section 2.17(c), the Borrower shall deposit funds with Administrative Agent into the Cash Collateral Account an amount equal to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Exposure.
     Section 2.08 Fees.
     (a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender having a Commitment a commitment fee equal to 0.50% per annum of the daily Unused Commitment Amount of such Lender, from the date of this Agreement until the Commitment Termination Date; provided that, no Commitment Fee shall accrue on the Commitment of a Defaulting Lender during the period such Lender remains a Defaulting Lender. The commitment fees shall be due and payable quarterly in arrears on the last day of each March, June, September, and December commencing on June 30, 2010 and continuing thereafter through and including the Commitment Termination Date.
     (b) Letter of Credit Fees.
          (i) Letter of Credit Fees. Subject to Sections 2.17(c)(iii) and (iv), the Borrower agrees to pay (A) to the Administrative Agent for the pro rata benefit of the Lenders having a Commitment a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the greater of (1) Applicable Margin for Eurodollar Rate Advances times the daily maximum amount available to be drawn under such Letter of Credit and (2) $750, and (B) to the Issuing Lender, a fronting fee for each Letter of Credit equal to 0.25% per annum times on the face amount of such Letter of Credit. The fronting fee shall be payable annually in advance on the date of the issuance of the Letter of Credit, and, in the case of an increase or extension only, on the date of such increase or such extension. The fee set forth in (A) above shall be computed on a quarterly basis in arrears and be due and payable on the last day of each March, June, September, and December commencing June 30, 2010.
          (ii) The Borrower also agrees to pay to the Issuing Lender such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit.
     (c) Facility and Other Fees. To the extent not otherwise included under Section 2.08(a) and (b), the Borrower agrees to pay to the Administrative Agent the fees required to be paid under the Fee Letters.
     Section 2.09 Interest.
     (a) Applicable Interest Rates. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

          (i) Reference Rate Advances. If such Advance is a Reference Rate Advance, a rate per annum equal at all times to the Adjusted Reference Rate in effect from time to time plus the Applicable Margin in effect from time to time, payable quarterly in arrears on the last day of each calendar quarter and on the date such Reference Rate Advance shall be paid in full.
          (ii) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin in effect from time to time, payable on the last day of such Interest Period, and, in the case of six-month Interest Periods, on the day that occurs during such Interest Period three months from the first day of such Interest Period.
     (b) Usury Recapture.
          (i) If, with respect to any Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents that are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts that were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Lender.
          (ii) If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Lender the interest rates charged under Section 2.09 hereunder shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, the Borrower shall pay to such Lender the amount of the Lost Interest remaining to be recaptured by such Lender.
          (III) NOTWITHSTANDING THE FOREGOING OR ANY OTHER TERM IN THIS AGREEMENT AND THE LOAN DOCUMENTS TO THE CONTRARY, IT IS THE INTENTION OF EACH LENDER AND THE BORROWER TO CONFORM STRICTLY TO ANY APPLICABLE USURY LAWS. ACCORDINGLY, IF ANY LENDER CONTRACTS FOR, CHARGES, OR RECEIVES ANY CONSIDERATION THAT CONSTITUTES INTEREST IN EXCESS OF THE MAXIMUM RATE, THEN ANY SUCH EXCESS SHALL BE CANCELED AUTOMATICALLY AND, IF PREVIOUSLY PAID, SHALL AT SUCH LENDER’S OPTION BE APPLIED TO THE OUTSTANDING AMOUNT OF THE ADVANCES MADE HEREUNDER BY SUCH LENDER OR BE REFUNDED TO THE BORROWER.
     Section 2.10 Payments and Computations.
     (a) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 p.m. (noon) (Dallas, Texas time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds without deduction, setoff, or counterclaim of any kind. The Administrative Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent, the Issuing Lender, or a specific Lender pursuant to Section 2.08(c), 2.12, 2.13, 2.14, 8.05, or 9.07, but after taking into account payments effected pursuant to Section 9.04) in accordance with each Lender’s Pro Rata Share to the Lenders for the account of their respective applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or the Issuing Lender to such Lender for the account of its applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.
     (b) Computations. All computations of interest and fees shall be made by the Administrative Agent, on the basis of a year of 360 days for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee shall be conclusive and binding for all purposes, absent manifest error.
     (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
     (d) Administrative Agent Reliance. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower shall not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate for such day.
     Section 2.11 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances or Letter of Credit Obligations made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Lenders (other than as a result of a termination of a Defaulting Lender’s Commitment under Section 2.04(c)), such Lender shall notify the Administrative Agent and forthwith purchase from the other Lenders such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (a) the amount of the participation sold by such Lender to the purchasing Lender as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to the purchasing Lender to (ii) the total amount of all such required repayments to the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.11 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section 2.11 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in Letter of Credit

Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.11 shall apply).
     Section 2.12 Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance or any Conversion of a Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance, whether as a result of any payment or Conversion pursuant to Section 2.05, the acceleration of the maturity of the Notes pursuant to Article VII, or otherwise, or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Lender to the Borrower through the Administrative Agent, pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, out-of-pocket costs or expenses that it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.
     Section 2.13 Increased Costs. If any Change in Law shall (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the Issuing Lender; (b) subject any Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Advance made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.14 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or (c) impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Advances made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make any such Advance), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, within thirty (30) days after demand by such Lender or the Issuing Lender, the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.
     (a) Capital Adequacy. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such

Lender’s or the Issuing Lender’s holding company for any such reduction suffered. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Lender or the Issuing Lender shall be conclusive and binding for all purposes, absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
     (b) Letters of Credit. If any Change in Law shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Letter of Credit Obligations, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Issuing Lender of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Lender, the Borrower shall pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost. A certificate as to such increased cost incurred by the Issuing Lender, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Issuing Lender to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.
     (c) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section 2.13 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     Section 2.14 Taxes.
     (a) No Deduction for Certain Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable Legal Requirement to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Legal Requirement.
     (b) Other Taxes. Without limiting the provisions of clause (a) above, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, the Notes, or the other Loan Documents (hereinafter referred to as “Other Taxes”).
     (c) Indemnification. THE BORROWER INDEMNIFIES EACH LENDER, THE ISSUING LENDER, AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF INDEMNIFIED

TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY INDEMNIFIED TAXES OR OTHER TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.14) PAID BY SUCH LENDER, THE ISSUING LENDER, OR THE ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED. EACH PAYMENT REQUIRED TO BE MADE BY THE BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE ADMINISTRATIVE AGENT FOR THE BENEFIT OF ANY PARTY CLAIMING SUCH INDEMNIFICATION WITHIN 30 DAYS FROM THE DATE THE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE ADMINISTRATIVE AGENT ON BEHALF OF ITSELF AS ADMINISTRATIVE AGENT, THE ISSUING LENDER, OR ANY SUCH LENDER.
     (d) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party; (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     (e) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.14, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.14 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     Section 2.15 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     Section 2.16 Replacement of Lender. If (i) any Lender requests compensation under Section 2.13 or requires that the Borrower pay any additional amount pursuant to Section 2.14, (ii) any Lender suspends its obligation to continue, or Convert Advances into, Eurodollar Rate Advances pursuant to Section 2.03(c)(ii) or Section 2.11, (iii) any Lender is a Defaulting Lender, or (iv) any Lender is a Non-Consenting Lender (any such Lender, a “Subject Lender”), then (A) in the case of a Defaulting Lender, the Administrative Agent may, upon notice to the Subject Lender and the Borrower, require such Subject Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment) and (B) in the case of any Subject Lender, including a Defaulting Lender, the Borrower may, upon notice to the Subject Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Subject Lender to assign, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(A) as to assignments required by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.06;
(B) such Subject Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in outstanding Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Applicable Borrower (in the case of all other amounts);
(C) in the case of any such assignment resulting from a claim for compensation under Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter;
(D) such assignment does not conflict with applicable Legal Requirements; and
(E) with respect to a Non-Consenting Lender, the proposed amendment, waiver, consent or release with respect to this Agreement or any other Loan Document has been approved by the Required Lenders and such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by this Section.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Solely for purposes of effecting the assignment required for a Defaulting Lender under this Section 2.15 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the Assignment and Acceptance required hereunder if such Lender was a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 2.16, the Borrower may terminate such Defaulting Lender’s Commitment as provided in Section 2.04.
     Section 2.17 Payments and Deductions to a Defaulting Lender.
     (a) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.01(a), Section 2.07(d), or Section 2.10(d) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.
     (b) If a Defaulting Lender as a result of the exercise of a set-off shall have received a payment in respect of its outstanding Advances or pro rata share of Letter of Credit Exposure which results in its outstanding Advances and share of Letter of Credit Exposure being less than its Pro Rata Share of the aggregate outstanding Advances and Letter of Credit Exposure, then no payments will be made to such Defaulting Lender until such time as all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the aggregate outstanding Advances and Letter of Credit Exposure. Further, if at any time prior to the acceleration or maturity of the Advances, the Administrative Agent shall receive any payment in respect of principal of an Advance or a Reimbursement Obligation while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowings for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Pro Rata Share of all Advances then outstanding. After acceleration or maturity of the Advances, subject to the first sentence of this Section 2.17(b), all principal will be paid ratably as provided in Section 2.11.
     (c) If any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:
     (i) such Letter of Credit Exposure shall be automatically reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Share of such Defaulting Lender’s share of the Letter of Credit Exposure (and each Lender is deemed to have purchased and assigned such participation interest in such reallocated portion of the Letter of Credit Exposure) but only to the extent that (A) the sum of each Non-Defaulting Lender’s outstanding Advances plus its share of the Letter of Credit Exposure, after giving effect to the reallocation provided herein, does not exceed the lesser of such Non-Defaulting Lender’s Pro Rata Share of the Borrowing Base and such Non-Defaulting Lender’s Commitment, and (B) the conditions set forth in Section 3.02 are satisfied at such time; provided that, such reallocation will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

          (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, then the Borrower shall, within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s share of the Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.07(g) for so long as such Letter of Credit Exposure is outstanding;
          (iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.17 then the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.08 (b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;
          (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.08(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Pro Rata Share;
          (v) if any Defaulting Lender’s share of the Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to the preceding provisions, then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 2.08(b) with respect to such Defaulting Lender’s share of the Letter of Credit Exposure shall be payable to the Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated.
     (d) In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall be deemed to have purchased at par such of the Advances or participations in Letters of Credit of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Advances and Letter of Credit Exposure in accordance with its Pro Rata Share, and (ii) if no Default exists, then any cash collateral posted by the Borrower pursuant to clause (c)(ii) above with respect to such Lender shall be returned to the Borrower.
ARTICLE III
CONDITIONS
     Section 3.01 Conditions Precedent to Effectiveness. The effectiveness of this Agreement and the amendment and restatement of the Existing Credit Agreement is subject to the conditions precedent that:
     (a) Documentation. The Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent, and where applicable, in sufficient copies for each Lender:
          (i) this Agreement, a Note payable to the order of each Lender in the amount of its Commitment, the Guaranties, the Pledge Agreements, the Security Agreements, the Subordination and Intercreditor Agreement, and new Mortgages or reaffirmation of existing Mortgages which collectively (A) encumber at least 85% of all of the Borrower’s and its Restricted Subsidiaries’ (including the Merger Company’s) Proven Reserves and Oil and Gas Properties (other than the Proven Reserves of Orion), and (B) encumber such percentage of Orion’s Proven Reserves and Oil and Gas Properties attributable to the

Borrower’s equity ownership therein, and each of the other Loan Documents, and all attached exhibits and schedules;
          (ii) a favorable opinion of the Borrower’s and the Restricted Subsidiaries’ counsel dated as of the date of this Agreement and substantially in the form of the attached Exhibit K, covering the matters discussed in such Exhibit and such other matters as the Administrative Agent, on behalf of the Lenders, may reasonably request;
          (iii) copies, certified as of the date of this Agreement by a Responsible Officer of the Borrower of (A) the resolutions of the board of directors of the General Partner, as general partner of the Borrower, approving the Loan Documents to which the Borrower is a party and authorizing the entering into of Hedge Contracts, (B) the Partnership Agreement, (C) the certificate of limited partnership of the Borrower duly certified by the Secretary of State of the State of Texas, and (D) the limited liability company agreement of the General Partner, (E) the certificate of formation of the General Partner duly certified by the Secretary of State of the State of Texas, (F) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, the Note, and the other Loan Documents;
          (iv) certificates of a Responsible Officer of the Borrower certifying the names and true signatures of the officers authorized to sign this Agreement, the Notes, Notices of Borrowing, Notices of Conversion or Continuation, and the other Loan Documents and Hedge Contracts to which the Borrower is a party;
          (v) copies, certified as of the date of this Agreement by a Responsible Officer or the secretary or an assistant secretary of each Restricted Subsidiary (including the Merger Company, after giving effect to the Merger) of (A) the resolutions of the board of directors or managers (or other applicable governing body) of such Restricted Subsidiary approving the Loan Documents to which it is a party and authorizing the entering into of Hedge Contracts, (B) the articles or certificate (as applicable) of incorporation (or organization) of such Restricted Subsidiary certified by the Secretary of State for the state of organization, (C) the bylaws or other governing documents of such Restricted Subsidiary, and (D) all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Guaranty, the Security Instruments, and the other Loan Documents and Hedge Contracts to which such Restricted Subsidiary is a party;
          (vi) a certificate of a Responsible Officer of each Restricted Subsidiary certifying the names and true signatures of officers of such Restricted Subsidiary authorized to sign the Guaranty, Security Instruments and the other Loan Documents and Hedge Contracts to which such Restricted Subsidiary is a party;
          (vii) certificates of good standing for the Borrower, the General Partner, and each Restricted Subsidiary in each state in which each such Person is organized or qualified to do business, which certificate shall be (A) dated a date not sooner than 14 days prior to the date of this Agreement or (B) otherwise effective on the Effective Date;
          (viii) a certificate dated as of the date of this Agreement from the Responsible Officer of the Borrower stating that (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects as of such date (except in the case of representations and warranties that are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time); (B) no Default has occurred and is continuing; and (C) the conditions in clauses (a), (b), (c), and (h) — (n) of this Section 3.01 have been met;

          (ix) appropriate UCC-1 and UCC-3 Financing Statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral;
          (x) certificates evidencing the Equity Interests required in connection with the Pledge Agreements and powers executed in blank for each such certificate;
          (xi) insurance certificates naming the Administrative Agent loss payee or additional insured, as applicable, and evidencing insurance that meet the requirements of this Agreement and the Security Instruments, and that are otherwise satisfactory to the Administrative Agent;
          (xii) the initial Engineering Report dated effective a date acceptable to the Administrative Agent;
          (xiii) a certificate of the chief financial officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, attesting to the Solvency (i) of the Borrower and its Restricted Subsidiaries (other than the Merger Company), taken as a whole, immediately before giving effect to the Transactions, and (ii) of the Borrower and its Restricted Subsidiaries (including the Merger Company), taken as a whole, immediately after giving effect to the Transactions; and
          (xiv) such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or any Lender may reasonably request.
     (b) Payment of Fees. On or prior to the date of this Agreement, the Borrower shall have paid the fees required by Section 2.08(c) and all costs and expenses that have been invoiced and are payable pursuant to Section 9.04.
     (c) Delivery of Financial Statements. The Administrative Agent and the Lenders shall have received true and correct copies of (i) satisfactory audited consolidated financial statements for the Borrower and its Subsidiaries for the fiscal years 2007 and 2008, and interim unaudited financial statements for each fiscal quarter ended since the last audited financial statements, (ii) satisfactory audited consolidated financial statements for the Merger Company and its subsidiaries for the three fiscal years most recently ended for which financial statements are available and interim unaudited financial statements for each quarterly period ended since the last audited financial statements for which financial statements are available, (iii) pro forma consolidated financial statements for the Borrower and its Subsidiaries for the four-quarter period most recently ended prior to the Effective Date for which financial statements are available giving pro forma effect to the Transactions and a pro forma balance sheet of the Borrower and its Subsidiaries as of the Effective Date giving pro forma effect to the Transactions and (iv) projections prepared by management of balance sheets, income statements and cashflow statements of the Borrower and its Subsidiaries, which will be quarterly for the first year after the Effective Date and annually thereafter until the Maturity Date (and which projections shall not be inconsistent with information provided to the Administrative Agent prior to February 19, 2010).
     (d) Security Instruments. The Administrative Agent shall have received all appropriate evidence required by the Administrative Agent and the Lenders in their sole discretion necessary to determine that the Administrative Agent (for its benefit and the benefit of the Secured Parties) shall have an Acceptable Security Interest in the Collateral (which shall include at least 85% of all of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and Oil and Gas Properties (as set forth in the Independent Engineering Report dated as of January 1, 2010 covering Oil and Gas Properties of the Borrower and its Subsidiaries (excluding the Merger Company) and the Independent Engineering Report dated as of February 1, 2010 prepared by T.J. Smith covering Oil and Gas Properties of the Merger

Company and its Subsidiaries)) and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.
     (e) Title. The Administrative Agent shall be satisfied in its sole discretion with the title to the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and that such Oil and Gas Properties constitute at least 70% of the present value of the Proven Reserves categorized as “total proved” of the Borrower and its Restricted Subsidiaries as determined by the Administrative Agent in its sole discretion.
     (f) Environmental. The Administrative Agent shall have received such environmental assessments or other reports as it may reasonably require and shall be satisfied with the condition of the Oil and Gas Properties with respect to the Borrower’s compliance with Environmental Laws.
     (g) No Default. No Default shall have occurred and be continuing.
     (h) Representations and Warranties. The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct in all material respects as of the Effective Date (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time); provided that, in any event, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.
     (i) Material Adverse Change. Since December 31, 2008, there shall not having occurred (A) any material adverse condition or material adverse change in or affecting, or the occurrence of any circumstance or condition that could reasonably be expected to result in a material adverse change in, or have a material adverse effect on, the business, operations, condition (financial or otherwise), assets, liabilities (whether actual or contingent) or prospects of the Borrower and its Subsidiaries, taken as a whole or the Merger Company and its Subsidiaries, taken as a whole, except to the extent any such change or event is disclosed in public filings made by the Merger Company with the Securities and Exchange Commission since such date but prior to February 19, 2010 (including any such disclosure in respect of the nature, magnitude or consequences of such change or event) or (B) any event or occurrence that is reasonably likely to prevent or materially delay the consummation of the Merger. Furthermore, (1) no event or circumstance that could cause a “Target Material Adverse Effect” as defined in the Merger Agreement, shall have occurred, and (2) the Administrative Agent shall not have become aware since February 19, 2010 of any material information or other matter that is inconsistent in a material and adverse manner with any due diligence, information or matter (including any financial information and projections previously delivered to the Administrative Agent) disclosed or known to the Administrative Agent prior to February 19, 2010.
     (j) No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with (A) any of the Oil and Gas Properties or other Properties of the Borrower and its Restricted Subsidiaries or (B) this Agreement or any transaction contemplated hereby, (ii) in connection with the Acquisition or any other portion of the Transactions, or (iii) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.
     (k) Consents, Licenses, Approvals, etc. The Administrative Agent shall have received true copies (certified to be such by the Borrower or other appropriate party) of all consents, licenses and approvals required in accordance with applicable Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which the Borrower, or any the Restricted Subsidiary is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the other Loan Documents, and the Merger Agreement. In addition, the Borrower and each Restricted Subsidiary shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower or any Restricted Subsidiary, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby, including the Transactions.
     (l) Material Contracts. The Borrower shall have delivered to the Administrative Agent copies of all material contracts, agreements, or instruments listed on Schedule 4.19.
     (m) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in the form of Exhibit F, with appropriate insertions and executed by a duly authorized Responsible Officer of the Borrower.
     (n) Subordinated Facility. The Administrative Agent shall have received evidence satisfactory to it that the Subordinated Credit Agreement has been amended to conform the covenants set forth therein to be consistent with the changes to the covenants effected by this Agreement.
     (o) Equity Commitment. The Administrative Agent shall have received evidence satisfactory to it that Denham (or such other holder of common equity of the Borrower acceptable to the Administrative Agent) has made, contemporaneously with the initial funding hereunder, the Denham Equity Investment.
     (p) Payment or Assignment of Other Debt. The Administrative Agent shall have received evidence satisfactory to it that, contemporaneously with the initial funding hereunder, either (i) the Fortis Assignment is effective or (ii) the Merger Company Debt shall have been paid in full and the Administrative Agent shall have received “pay-off” letters in form and substance reasonably satisfactory to the Administrative Agent with respect to such Debt evidencing such payment in full and the termination of any commitments to lend in connection therewith; and arrangements satisfactory to the Administrative Agent shall have been made for the termination and release of all Liens securing such Debt.
     (q) Merger. The Merger shall have been, or shall contemporaneously with the Effective Date be, consummated substantially pursuant to the terms of the Merger Agreement. Furthermore, the Administrative Agent shall have received (i) a true and complete copy of the Merger Agreement and each other agreement, instrument, or document executed by the Borrower or any of its Subsidiaries or any of their Responsible Officers at any time in connection with the Merger Agreement on or before the date hereof, certified as such by the Borrower, and (ii) evidence of all consents and approvals received pursuant to the Merger Agreement.
     (r) Availability. The Administrative Agent shall be satisfied that as of the Effective Date, after giving effect to Transactions, the aggregate Unused Commitment Amount is greater than or equal to 10% of the lesser of the Borrowing Base and the aggregate Commitments in effect on the Effective Date.
     (s) Hedging Agreements. Schedule 4.20 shall have set forth therein a complete list of all Hedge Contracts in effect on the Effective Date unless otherwise agreed by the Administrative Agent in its reasonable discretion. The Borrower shall have entered into Hedge Contracts to effect the hedge positions for the volumes, years and forecasted production set forth in Schedule 4.20.

     (t) Corporate Structure. The corporate and capital structure of the Borrower and its Subsidiaries upon the Effective Date, after giving effect to the Transactions, shall be reasonably satisfactory to the Administrative Agent.
     (u) USA Patriot Act. The Administrative Agent shall have received all documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act.
     (v) Use of Proceeds. The Administrative Agent shall be satisfied that as of the Effective Date, the proceeds of the initial funding hereunder and the proceeds of the cash equity contribution required under clause (o) above shall be applied as detailed by the Borrower to the Administrative Agent prior to the Effective Date.
     Section 3.02 Conditions Precedent to All Borrowings. The obligation of each Lender to make an Advance on the occasion of each Borrowing and of the Issuing Lender to issue, increase, or extend any Letter of Credit and of any reallocation of Letter of Credit Exposure provided in Section 2.17(c)(i), shall be subject to the further conditions precedent that on the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit or the date of such reallocation:
     (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Conversion or Continuation, or Letter of Credit Application and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrower or the reallocation of the Letter of Credit Exposure that on the date of such Borrowing or on the date of such issuance, increase, or extension of such Letter of Credit or the date of such reallocation, as applicable, such statements are true):
     (i) (A) with respect to the Advances made and/or the Letters of Credit to be issued on the Effective Date, the Specified Representations shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) and (B) with respect to any Borrowings made and/or Letters of Credit issued, amended, renewed or extended and/or reallocations of Letter of Credit Exposure made after the Effective Date, all representations and warranties contained in Article IV of this Agreement and the representations and warranties contained in the Security Instruments, the Guaranties, and each of the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date (except in the case of representations and warranties which are made solely as of an earlier date or time, which representations and warranties shall be true and correct in all material respects as of such earlier date or time, except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof); and
     (ii) (A) in respect of Borrowings to occur on the Effective Date, no Event of Default shall have occurred and be continuing; provided that, the existence or non-existence of any Event of Default with respect to a breach of representations and warranties as of the Effective Date shall relate only to a breach of the Specified Representations, and (B) at all other times, no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, or would result from the issuance, increase, or extension of such Letter of Credit;

     (b) the Administrative Agent shall have received such other approvals, opinions, or documents as any Lender through the Administrative Agent may reasonably request.
Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit and each reallocation of Letter of Credit Exposure shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 3.02. Notwithstanding anything herein to the contrary, even though the making of representations and warranties that are not Specified Representations is not a condition to the Borrowings made on the Effective Date, the Borrower shall be deemed to have made all the representations and warranties contained in this Agreement in connection with such Borrowings, and the making of the Advances consisting of the Borrowings by the Lenders shall not constitute a waiver by the Lenders of any Event of Default that occurs by reason of breach of any such representation and warranty.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants as follows:
     Section 4.01 Existence; Restricted Subsidiaries. The Borrower is (a) a limited partnership duly organized and validly existing under the laws of Texas and (b) in good standing and qualified to do business as a foreign corporation in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification. Each Restricted Subsidiary of the Borrower is (i) duly organized, validly existing, and in good standing (if applicable) under the laws of its jurisdiction of formation and (ii) in good standing and qualified to do business as a foreign corporation or other foreign business entity in each jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification. As of the date of this Agreement, the Borrower has no Subsidiaries other than listed on Schedule 4.01 and the Borrower owns no other Equity Interests in any Person except in such Subsidiaries and otherwise as set forth in Schedule 4.01.
     Section 4.02 Power. The execution, delivery, and performance by the Borrower and by each Restricted Subsidiary of this Agreement, the Notes, and the other Loan Documents to which it is a party, and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby, including the Transactions, (a) are within the Borrower’s and such Restricted Subsidiaries’ governing powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) the Borrower’s or any Restricted Subsidiary’s certificate or articles of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreement, or other similar governance documents or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Restricted Subsidiary, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Advance and the issuance, extension or increase of a Letter of Credit, such Advance and such Letter of Credit, and the use of the proceeds of such Advance and such Letter of Credit, will be within the Borrower’s governing powers, will have been duly authorized by all necessary partnership action, will not contravene (i) the Borrower’s certificate of limited partnership, limited partnership agreement, or other organizational documents, or (ii) any law or any contractual restriction binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.
     Section 4.03 Authorization and Approvals. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by the Borrower of this Agreement, the Notes, or the other Loan Documents to which the Borrower is a party, or the Merger Agreement, or by each

Restricted Subsidiary of its Guaranty or the other Loan Documents to which it is a party or the consummation of the transactions contemplated thereby, including the Transactions, except for (a) the filing of UCC-1 Financing Statements and the Mortgages in the state and county filing offices and (b) those consents and approvals that have been obtained or made on or prior to the date of this Agreement and that are in full force and effect. At the time of each Borrowing and each issuance, increase or extension of a Letter of Credit, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or such issuance, increase or extension of such Letter of Credit or the use of the proceeds of such Borrowing or such Letter of Credit, except for (i) the filing of any additional UCC-1 Financing Statements and the Mortgages in the state and county filing offices and (ii) those consents and approvals that have been obtained or made on or prior to the date of such Borrowing, which are, as of the date of such Borrowing, in full force and effect.
     Section 4.04 Enforceable Obligations. This Agreement, the Notes, and the other Loan Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the other Loan Documents to which each Restricted Subsidiary is a party have been duly executed and delivered by its Restricted Subsidiaries. Each Loan Document is the legal, valid, and binding obligation of the Borrower and each Restricted Subsidiary that is a party to it, enforceable against the Borrower and each such Restricted Subsidiary in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity. As of the Effective Date, the Denham Equity Investment is the legal, valid, and binding obligation of the Class B Limited Partner enforceable against the Class B Limited Partner in accordance with the terms of the Partnership Agreement, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.
     Section 4.05 Financial Statements.
     (a) The Borrower has delivered to the Administrative Agent and the Lenders copies of the Financial Statements, and the Financial Statements are accurate and complete in all material respects and present fairly in all material respects the consolidated financial condition of Borrower and its Subsidiaries as of their respective dates and for their respective periods in accordance with GAAP. All projections, estimates, and pro forma financial information furnished by the Borrower, whether pursuant to financial statements or in connection with other information delivered to any Lender or the Administrative Agent, were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were made in light of current and foreseeable conditions (it being understood that projections as to future events are not to be viewed as facts and that actual results may differ from projected results).
     (b) Since December 31, 2008, no event or circumstance that could cause a Material Adverse Change has occurred.
     (c) As of the date of this Agreement and after giving effect to the making of the initial Advances or the issuance of the initial Letters of Credit, neither the Borrower nor any Restricted Subsidiary has any Debt other than (i) the Debt listed on Schedule 4.05, (ii) the Obligations under this Agreement and “Obligations” under the Subordinated Credit Agreement and (iii) the Obligations arising under the Hedge Contracts described under Schedule 4.20.
     Section 4.06 True and Complete Disclosure. All factual information (excluding estimates) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Restricted Subsidiaries in writing to any Lender or the Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower and its Restricted Subsidiaries in writing to the Administrative Agent or any of the Lenders shall be, true and accurate in all material respects on the date as of which such information is dated or certified and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time.
     Section 4.07 Litigation; Compliance with Laws.
     (a) There is no pending or, to the knowledge of the Borrower, threatened action or proceeding affecting the Borrower or any of its Restricted Subsidiaries before any court, Governmental Authority or arbitrator that could reasonably be expected to cause a Material Adverse Change or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. Additionally, there is no pending or, to the best knowledge of the Borrower, threatened action or proceeding instituted against the Borrower or any of its Restricted Subsidiaries which seeks to adjudicate the Borrower or any of its Restricted Subsidiaries as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.
     (b) The Borrower and its Restricted Subsidiaries have complied in all material respects with all material statutes, rules, regulations, orders, and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property. The offer, sale, and issuance of all outstanding Equity Interests in the Borrower have been made in compliance with all applicable Legal Requirements, including without limitation federal and state Legal Requirements relating to the offer and sale of securities.
     Section 4.08 Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 5.09. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.
     Section 4.09 Investment Company Act. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.10 Taxes.
     (a) Reports and Payments. All Returns (as defined below in clause (c) of this Section) required to be filed by or on behalf of the Borrower, its Restricted Subsidiaries, or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change and such Returns are and will be true, complete, and correct in all material respects; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Interim Financial Statements or (ii) taxes that are being contested in good faith. The reserves for accrued Taxes reflected in the financial statements delivered to the Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the

Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person.
     (b) Taxes Definition. “Taxes” in this Section 4.10 shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on with respect to any such assessment).
     (c) Returns Definition. “Returns” in this Section 4.10 shall mean any federal, state, local, or foreign report, estimate, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.
     Section 4.11 Pension Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA. No Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. No Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any withdrawal liability. As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any member of the Controlled Group for post-retirement benefits to be provided to the current and former employees of the Borrower or any member of the Controlled Group under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.
     Section 4.12 Condition of Property; Casualties. Each of the Borrower and its Restricted Subsidiaries has good and defensible title to, or a valid leasehold interest in, or has the right to use pursuant to valid licenses, all of its Oil and Gas Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens, except for Permitted Liens. The material Properties owned or leased by the Borrower or any of its Restricted Subsidiaries in the continuing operations of the Borrower and each of its Restricted Subsidiaries are in good repair, working order and operating condition (subject to normal wear and tear). Since December 31, 2008, neither the business nor the material Properties of the Borrower and each of its Restricted Subsidiaries (other than the Properties of the Merger Company), taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy. Since December 31, 2008, neither the business nor the material properties of the Merger Company and its Subsidiaries, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy except to the extent any such change or event is disclosed in public filings made by the Merger Company with the Securities and Exchange Commission since such date but prior to February 19, 2010 (including any such disclosure in respect of the nature, magnitude or consequences of such change or event) and no event or circumstance that could cause a “Target Material Adverse Effect” as defined in the Merger Agreement has have occurred. Since the Effective Date, neither the business nor the material Properties of the Borrower and each of its Restricted Subsidiaries, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.
     Section 4.13 No Burdensome Restrictions; No Defaults.
     (a) Neither the Borrower nor any of its Restricted Subsidiaries is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation that could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Restricted Subsidiaries is in default in any material respect under or with respect to any contract, agreement, lease, or other instrument to which the Borrower or any Restricted Subsidiary is a party. Neither the Borrower nor any of its Restricted Subsidiaries has received any notice of default under any material contract, agreement, lease, or other instrument to which the Borrower or such Restricted Subsidiary is a party.
     (b) No Default has occurred and is continuing.
     Section 4.14 Environmental Condition.
     (a) Permits, Etc. The Borrower and its Restricted Subsidiaries (i) have obtained all Environmental Permits required under Environmental Law for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii) have at all times been and are in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received notice of any outstanding material violation or alleged violation of any Environmental Law or Permit; and (iv) are not subject to any actual, pending or to the Borrower’s knowledge, threatened Environmental Claim, that could reasonably be expected to cause a Material Adverse Change.
     (b) Certain Liabilities. To the Borrower’s actual knowledge, none of the present or previously owned, leased or operated Property of the Borrower or any Restricted Subsidiary, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, wherever located, that could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations that has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.
     (c) Certain Actions. Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower or its Restricted Subsidiaries on any of their presently or formerly owned, leased or operated Property and (ii) there are no facts, circumstances, conditions or occurrences with respect to any Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to form the basis of an Environmental Claim under Environmental Laws that could reasonably be expected to result in a Material Adverse Change.
     Section 4.15 Permits, Licenses, Etc. The Borrower and its Restricted Subsidiaries possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of their business. The Borrower and its Restricted Subsidiaries manage and operate their business in all material respects in accordance with all applicable Legal Requirements and good industry practices.
     Section 4.16 Gas Contracts. Neither the Borrower nor any of its Restricted Subsidiaries, as of the date hereof, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery or (b) except as has been disclosed to the Administrative Agent, has produced gas, in any material amount, subject to balancing rights of third parties or subject to balancing duties under governmental requirements.
     Section 4.17 Liens; Titles, Leases, Etc. None of the Property of the Borrower or any of the Restricted Subsidiaries is subject to any Lien other than Permitted Liens. On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions. Other than to the extent such could not reasonably be expected to cause a Material Adverse Change, (i) all leases and agreements for the conduct of business of the Borrower and its Restricted Subsidiaries are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default by the Borrower or any Restricted Subsidiary, or to the Borrower’s knowledge, by any of the other parties thereto, under any such leases or agreements. Neither the Borrower nor any of its Restricted Subsidiaries is a party to any agreement or arrangement (other than this Agreement and the Security Instruments and the Subordinated Loan Documents), or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to secure the Obligations against their respective Properties.
     Section 4.18 Solvency and Insurance. Before and after giving effect to the making of the initial Advances, the Borrower and each of its Restricted Subsidiaries is Solvent. Furthermore, each of the Borrower and its Restricted Subsidiaries carry insurance required under Section 5.02 of this Agreement.
     Section 4.19 Material Agreements. Schedule 4.19 sets forth a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the date hereof (other than the agreements set forth in Schedule 4.20) providing for, evidencing, securing or otherwise relating to any Debt of the Borrower or any of its Restricted Subsidiaries, and all obligations of the Borrower or any of its Restricted Subsidiaries to issuers of surety or appeal bonds issued for account of the Borrower or any such Restricted Subsidiary, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation. Also set forth on

Schedule 4.19 hereto is a complete and correct list, as of the date of this Agreement, of all material agreements and other instruments of the Borrower and its Restricted Subsidiaries relating to the purchase, transportation by pipeline, gas processing, marketing, sale and supply of natural gas and other Hydrocarbons and which either (a) has a term longer than 12 months or (b) provides for liabilities of the Borrower and its Restricted Subsidiaries in excess of $3,000,000. To the extent requested, the Borrower has heretofore delivered to the Administrative Agent and the Lenders a complete and correct copy of all such material credit agreements, indentures, purchase agreements, contracts, letters of credit, guarantees, joint venture agreements, or other instruments, including any modifications or supplements thereto, as in effect on the date hereof.
     Section 4.20 Hedging Agreements. Schedule 4.20 sets forth, as of the date of this Agreement, a true and complete list of all Hedge Contracts of the Borrower and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.
     Section 4.21 OFAC. Neither the Borrower nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. Neither the Borrower nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Advance will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
ARTICLE V
AFFIRMATIVE COVENANTS
     So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder, the Borrower agrees, unless the Required Lenders shall otherwise consent in writing, to comply with the following covenants.
     Section 5.01 Compliance with Laws, Etc. The Borrower shall comply, and cause each of its Restricted Subsidiaries to comply, in all material respects with all applicable Legal Requirements. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Restricted Subsidiaries to comply, in all material respects, with all Environmental Laws and all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Restricted Subsidiaries do business; provided, however, that this Section 5.01 shall not prevent the Borrower or any of its Restricted Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such Legal Requirements by appropriate legal proceedings. Without limitation of the foregoing, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, (a) maintain and possess all authorizations, Permits, licenses, trademarks, trade names, rights and copyrights which are necessary to the conduct of its business and (b) obtain, as soon as practicable, all consents or approvals required from any states of the United States (or other Governmental Authorities) necessary to grant the Administrative Agent an Acceptable Security Interest in the Borrower’s and its Restricted Subsidiaries’ Oil and Gas Properties.
     Section 5.02 Maintenance of Insurance.

     (a) The Borrower shall, and shall cause each of its Restricted Subsidiaries to, procure and maintain or shall cause to be procured and maintained continuously in effect policies of insurance in form and amounts and issued by companies, associations, or organizations reasonably satisfactory to the Administrative Agent, covering such casualties, risks, perils, liabilities and other hazards reasonably required by the Administrative Agent. In addition, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, comply with all requirements regarding insurance contained in the Security Instruments.
     (b) All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Administrative Agent. All policies of insurance shall either have attached thereto a Lender’s loss payable endorsement for the benefit of the Administrative Agent, as loss payee in form reasonably satisfactory to the Administrative Agent or shall name the Administrative Agent as an additional insured, as applicable. The Borrower shall furnish the Administrative Agent with a certificate of insurance or a certified copy of all policies of insurance required. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. In addition, all policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of the Borrower, or a Restricted Subsidiary or any party holding under the Borrower or a Restricted Subsidiary which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against the Borrower and its Restricted Subsidiaries. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Restricted Subsidiaries, and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 30 days’ prior written notice to the Administrative Agent. In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.02, the proceeds of any insurance policy described above are paid to the Borrower or a Restricted Subsidiary, except as permitted under Section 5.02(c) below, the Borrower shall deliver such proceeds to the Administrative Agent immediately upon receipt.
     (c) Prior to the occurrence and continuance of an Event of Default, (i) up to $3,000,000 of the proceeds of any insurance policy shall be paid directly to the Borrower or the applicable Restricted Subsidiary of the Borrower to repair or replace the damaged or destroyed Property covered by such policy; provided that the Borrower or the applicable Restricted Subsidiary shall make such repair or replace such Property within 120 days from the receipt of such proceeds and (ii) the remaining amount of such proceeds and any amount of proceeds that were paid to the Borrower or Restricted Subsidiary as permitted under clause (i) above and not used toward the repair or replacement of such Property within the 120 days required under such clause (i), shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent to be, at the election of the Administrative Agent, (A) applied in accordance with Section 7.06 of this Agreement, whether or not the Obligations are then due and payable, or (B) returned to the Borrower or the applicable Restricted Subsidiary of the Borrower to repair or replace the damaged or destroyed Property covered by such policy or to invest in other Oil and Gas Properties within the limits set forth in Section 6.06 hereof.
     (d) After the occurrence and during the continuance of an Event of Default, all proceeds of insurance, including any casualty insurance proceeds, property insurance proceeds, proceeds from actions, and any other proceeds, shall be paid directly to the Administrative Agent and if necessary, assigned to the Administrative Agent, to be applied in accordance with Section 7.06 of this Agreement, whether or not the Obligations are then due and payable.

     (e) In the event that any insurance proceeds are paid to the Borrower or any of its Restricted Subsidiaries in violation of clause (c) or clause (d), the Borrower or such Restricted Subsidiary shall hold the proceeds in trust for the Administrative Agent, segregate the proceeds from the other funds of the Borrower or such Restricted Subsidiary, and promptly pay the proceeds to the Administrative Agent with any necessary endorsement. Upon the request of the Administrative Agent, each of the Borrower and its Restricted Subsidiaries shall execute and deliver to the Administrative Agent any additional assignments and other documents as may be necessary or desirable to enable the Administrative Agent to directly collect the proceeds as set forth herein.
     Section 5.03 Preservation of Corporate Existence, Etc. The Borrower shall (a) preserve and maintain, and cause each of its Restricted Subsidiaries to preserve and maintain, its limited partnership, corporate or limited liability company, as applicable, existence (except as otherwise permitted pursuant to Section 6.04), rights, franchises, and privileges in the jurisdiction of its incorporation or organization, as applicable, and (b) qualify and remain qualified, and cause each such Restricted Subsidiary to qualify and remain qualified, as a foreign corporation or such other foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.
     Section 5.04 Payment of Taxes, Etc. The Borrower shall pay and discharge, and cause each of its Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (a) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Restricted Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.
     Section 5.05 Visitation Rights. At any reasonable time and from time to time, upon reasonable notice, the Borrower shall, and shall cause its Restricted Subsidiaries to, permit the Administrative Agent and any Lender or any of their respective agents or representatives thereof, to (a) examine and make copies of and abstracts from the records and books of account of, and visit and inspect at their reasonable discretion the Properties of, the Borrower and any such Restricted Subsidiary and (b) discuss the affairs, finances and accounts of the Borrower and any such Restricted Subsidiary with any of their respective officers or directors.
     Section 5.06 Reporting Requirements. The Borrower shall furnish to the Administrative Agent and each Lender:
     (a) Annual Financials. For each fiscal year of the Borrower and its consolidated Subsidiaries ended on or ending after December 31, 2009, as soon as available but in any event not later than 120 days after the end of such fiscal year, (i) (A) a copy of the annual audited financial report for such year for the Borrower and its consolidated Subsidiaries, including therein the Borrower’s and its consolidated Subsidiaries’ balance sheets as of the end of such fiscal year and the Borrower’s and its consolidated Subsidiaries’ statements of income, cash flows, and retained earnings, in each case certified by independent certified public accountants reasonably acceptable to the Administrative Agent, and including any management letters delivered by such accountants to the Borrower or any Subsidiary in connection with such audit, (B) a certificate of such accounting firm to the Administrative Agent and the Lenders stating that such audit was conducted by such accounting firm in accordance with generally accepted auditing standards, and (C) a Compliance Certificate executed by a Responsible Officer of the

Borrower and (ii) a copy of the unaudited annual consolidating financial statements, if any, of each of its Subsidiaries, including therein such Subsidiary’s balance sheet and statements of income, cash flows, and retained earnings for such fiscal year;
     (b) Quarterly Financials. As soon as available and in any event not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and its consolidated Subsidiaries, commencing with the fiscal quarter ended March 31, 2010, (i) the unaudited balance sheet and the statements of income, cash flows, and retained earnings of the Borrower and its consolidated Subsidiaries for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to year-end audit adjustments) by a Responsible Officer of the Borrower as having been prepared in accordance with GAAP and (ii) a Compliance Certificate executed by the Responsible Officer of the Borrower;
     (c) Capital Expenditures. As soon as available and in any event not later than 45 days after the end of each fiscal year, a budget detailing the projected Capital Expenditures of the Borrower and its Restricted Subsidiaries for the immediately subsequent fiscal year;
     (d) Oil and Gas Engineering Reports.
          (i) As soon as available but in any event on or before each April 1 of each year, an Independent Engineering Report dated effective as of January 1 for such year;
          (ii) As soon as available but in any event on or before October 1 of each year, an Internal Engineering Report dated effective as of the immediately preceding July 1; and
          (iii) Such other information as may be reasonably requested by the Administrative Agent or any Lender with respect to the Oil and Gas Properties included or to be included in the Borrowing Base.
     (e) Production Reports. As soon as available and in any event within 45 days after the end of each fiscal quarter, commencing with the fiscal quarter ended March 31, 2010, a report certified by a Responsible Officer of the Borrower in form and substance reasonably satisfactory to the Administrative Agent prepared by the Borrower covering each of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries and detailing on a quarterly basis (i) the production and associated lease operating statements for the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries containing Proven Reserves in form and substance reasonably satisfactory to the Administrative Agent, together with a certificate signed by a Responsible Officer of the Borrower as to the truth and accuracy of such analyses in all material respects; (ii) any changes to any producing reservoir, production equipment, or producing well from the report delivered for the preceding fiscal quarter, which changes could cause a Material Adverse Change and (iii) any sales of the Borrower’s or any Restricted Subsidiaries’ Oil and Gas Properties since the delivery of the report for the preceding fiscal quarter;
     (f) Defaults. As soon as possible and in any event within three business days after an officer of the Borrower or a Restricted Subsidiary has knowledge of (i) the occurrence of any Default or (ii) the occurrence of any default under any instrument or document evidencing Debt of the Borrower or any Restricted Subsidiary having an aggregate principal amount in excess $1,000,000, in each case which Default or default is continuing on the date of such statement, a statement of a Responsible Officer of the Borrower setting forth the details of such Default or default, as applicable, and the actions which the Borrower or such Restricted Subsidiary has taken and proposes to take with respect thereto;

     (g) Quarterly Report on Hedging and Deferred Purchase Obligations. Concurrent with the delivery of the financial statements required under Section 5.06(a) and 5.06(b) above, a statement prepared by Borrower and certified as being true and correct in all material respects by a Responsible Officer of Borrower, setting forth in reasonable detail:
          (i) all Hydrocarbon Hedge Agreements to which any production of oil, gas or other Hydrocarbons from the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries is then subject, together with a statement of Borrower’s position with respect to each such Hydrocarbon Hedge Agreement; provided, however, if the price of any of the oil, gas or other Hydrocarbons produced from such Oil and Gas Properties is subject to a Hydrocarbon Hedge Agreement, then Borrower shall promptly notify the Administrative Agent and the Lenders if such Hydrocarbon Hedge Agreement is terminated, modified, amended or altered prior to the end of its contractual term, or if there is an amendment, adjustment or modification of the price of any of the oil, gas or other Hydrocarbons produced from such Oil and Gas Properties that is subject to or established by a Hydrocarbon Hedge Agreement; and
          (ii) all Debt incurred in the form of deferred purchase price of Oil and Gas Property as permitted under Section 6.02(c) or 6.02(d), including the crude oil or natural gas pricing thresholds which would trigger a payment thereunder; provided, however, the Borrower shall promptly notify the Administrative Agent and the Lenders if there is an amendment, adjustment or modification of such pricing thresholds.
     (h) Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within ten days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Controlled Group member proposes to take with respect thereto;
     (i) Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;
     (j) Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA;
     (k) Environmental Notices. Promptly upon the receipt thereof by the Borrower or any of its Restricted Subsidiaries, a copy of any form of request, notice, summons or citation received from the Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and could cause a Material Adverse Change, (ii) any action or omission on the part of the Borrower or any Restricted Subsidiary in connection with Hazardous Waste or Hazardous Substances that could reasonably result in the imposition of liability therefor that could cause a Material Adverse Change, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower or any Restricted Subsidiary, or any of their leased or owned Property, wherever located;

     (l) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Restricted Subsidiary, a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit or agreement with any Governmental Authority;
     (m) Material Changes. Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or could reasonably be expected to result in a Material Adverse Change, including breach or non-performance of, or any default under, a material agreement of the Borrower or any Restricted Subsidiary;
     (n) Disputes, Etc. Prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes affecting the Borrower, or any of its Restricted Subsidiaries, in any event, of which the Borrower has knowledge that could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Restricted Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any of its Restricted Subsidiaries and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Restricted Subsidiary if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $1,000,000;
     (o) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to the Borrower or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Borrower and its Subsidiaries, and a copy of any response by the Borrower or any Subsidiary of the Borrower, or the board of directors or managers (or other applicable governing body) of the Borrower or any Subsidiary of the Borrower, to such letter or report;
     (p) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to the terms of any indenture, loan or credit or other similar agreement relating to Debt of the Borrower or its Restricted Subsidiaries in an aggregate principal amount in excess of $1,000,000, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 5.06;
     (q) Notices of Hedge Contracts. The Borrower shall promptly, and in any event one Business Day after such event, notify the Administrative Agent if any hedge position or Hedge Contract is to be novated, assigned, unwound, terminated, or amended.
     (r) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower or any of its Restricted Subsidiaries, as any Lender through the Administrative Agent may from time to time reasonably request. The Administrative Agent agrees to provide the Lenders with copies of any material notices and information delivered solely to the Administrative Agent pursuant to the terms of this Agreement.
     Section 5.07 Maintenance of Property. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair (normal wear and tear excepted) and shall abstain, and cause each of its Restricted Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned, leased or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

     Section 5.08 Agreement to Pledge. The Borrower shall, and shall cause each Restricted Subsidiary to, grant to the Administrative Agent an Acceptable Security Interest in any Property of the Borrower or any Restricted Subsidiary now owned or hereafter acquired promptly after receipt of a written request from the Administrative Agent; provided that (a) in no event shall the Administrative Agent be permitted to request or the Borrower be required to grant an Acceptable Security Interest in any Oil and Gas Properties that exceeds 85% by value of all of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and Oil and Gas Properties, and (b) notwithstanding the foregoing 85% limitation, the Borrower shall cause Orion to grant to the Administrative Agent an Acceptable Security Interest in 90% of Orion’s interest in its Oil and Gas Properties. In furtherance of the foregoing clause (b), within 3 Business Days after the acquisition by Orion of Oil and Gas Properties, the Borrower shall give the Administrative Agent written notice thereof.
     Section 5.09 Use of Proceeds. The Borrower shall use the proceeds of the Advances and Letters of Credit (a) to fund a portion of the purchase price under the Merger Agreement, (b) for the payment of obligations outstanding under the Existing Credit Agreement as provided in Section 2.01(b), (c) to refinance the Merger Company Debt, (d) for the payment of fees, expenses and transaction costs, including legal expenses, associated with the foregoing, and (e) for working capital and other general partnership purposes.
     Section 5.10 Title Evidence. Within 60 days after the Effective Date, and from time to time thereafter upon the reasonable request of the Administrative Agent, the Borrower shall take such actions and execute and deliver such documents and instruments as the Administrative Agent shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title information (including, if requested, supplemental or new title opinions addressed to it), which title information (a) shall collectively cover at least 80% of the present value of the Proven Reserves of the Borrower and its Restricted Subsidiaries as determined by the Administrative Agent, (b) shall be in form and substance acceptable to the Administrative Agent in its sole discretion, and (c) if requested by the Administrative Agent, shall include opinions regarding the before payout and after payout ownership interests held by the Borrower and the Borrower’s Restricted Subsidiaries for all wells located on the Oil and Gas Properties covered thereby as to the ownership of Oil and Gas Properties of the Borrower and its Restricted Subsidiaries.
     Section 5.11 Further Assurances; Cure of Title Defects. The Borrower shall, and shall cause each Restricted Subsidiary to, cure promptly any defects in the creation and issuance of the Notes and the execution and delivery of the Security Instruments and this Agreement. The Borrower hereby authorizes the Lenders or the Administrative Agent to file any financing statements without the signature of the Borrower to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. The Borrower at its expense will, and will cause each Restricted Subsidiary to, promptly execute and deliver to the Administrative Agent upon its reasonable request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Borrower or any Restricted Subsidiary, as the case may be, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Notes, or to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable the Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral. Within 60 days after (a) a request by the Administrative Agent or the Lenders to cure any title defects or exceptions that are not Permitted Liens raised by such information or (b) a notice by the Administrative Agent that the Borrower has failed to comply with Section 5.10 above, the Borrower shall (i) cure such title defects or exceptions that are not Permitted Liens or substitute acceptable Oil and Gas

Properties with no title defects or exceptions except for Permitted Liens covering Collateral of an equivalent value and (ii) deliver to the Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Administrative Agent in its reasonable business judgment as to the Borrower’s and its Restricted Subsidiaries’ ownership of such Oil and Gas Properties and the Administrative Agent’s Liens and security interests therein as are required to maintain compliance with Section 5.10. In addition, the Borrower shall cause the Administrative Agent to, at all times, have an Acceptable Security Interest in at least 85% of all of the Borrower’s and its Restricted Subsidiaries’ Proven Reserves and Oil and Gas Properties.
     Section 5.12 Material Agreements. The Borrower shall, and shall cause each Restricted Subsidiary to, comply with all material terms, conditions, or covenants of any material contract or agreement to which the Borrower or any of its Restricted Subsidiaries is a party or by which they or their Properties may be bound except to the extent where the failure to do so could not reasonably be expected to cause a Material Adverse Change.
     Section 5.13 Leases; Development and Maintenance. The Borrower will, and will cause its Restricted Subsidiaries to, except to the extent failure to do any of the matters set forth below would not have a Material Adverse Change: (a) pay and discharge promptly, or cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed each and every act, matter or thing required by each and all of, the oil and gas leases and all other agreements and contracts constituting or affecting the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries (except where the amount thereof is being contested in good faith by appropriate proceedings), (b) do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such Properties as a prudent operator would in accordance with industry standard practices and in compliance with all applicable proration and conservation Legal Requirements and any other Legal Requirements of every Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other Hydrocarbons therefrom, and (c) maintain (or cause to be maintained) the Leases, wells, units and acreage to which the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries pertain in a prudent manner consistent with industry standard practices.
     Section 5.14 Designations with Respect to Subsidiaries.
     (a) Any newly acquired or formed Subsidiary shall be deemed a Restricted Subsidiary unless designated by Borrower as an Unrestricted Subsidiary in accordance with the terms of this Section 5.14(a).
          (i) The Borrower may not acquire or form any such new Restricted Subsidiary nor may it designate any Unrestricted Subsidiary as a Restricted Subsidiary unless each of the following conditions are satisfied:
                    (A) immediately before and after giving effect to such acquisition or formation of a Restricted Subsidiary, no Default or Event of Default shall exist and be continuing;
                    (B) after giving effect to such acquisition or formation of a Restricted Subsidiary, the Borrower would be permitted to incur at least $1 of additional Indebtedness in accordance with the provisions of Section 6.02;

                    (C) contemporaneously with the acquisition or formation of a Restricted Subsidiary, such Restricted Subsidiary shall execute and deliver to the Administrative Agent a Guaranty, a Pledge Agreement, a Security Agreement, and a Mortgage, and such other Security Instruments as the Administrative Agent or the Required Lenders may reasonably request and the equity holder of such Subsidiary executing and delivering to the Administrative Agent a Pledge Agreement pledging 100% of the Equity Interest of such Subsidiary along with the certificates pledged thereby, if any, and appropriately executed powers in blank, if applicable;
                    (D) contemporaneously with the acquisition or formation of a Restricted Subsidiary, the Borrower or such Restricted Subsidiary shall have delivered such certificates, opinions of counsel, title opinions, or other documents as the Administrative Agent may reasonably request relating to such Restricted Subsidiary; and
                    (E) the Borrower shall otherwise be in compliance with Section 5.08.
          (ii) The Borrower shall deliver to the Administrative Agent and each Bank, within 20 Business Days after any such designation, a certificate of a Responsible Officer of Borrower stating the effective date of such designation and stating that the foregoing conditions have been satisfied. Such certificate shall be accompanied by a schedule setting forth in reasonable detail the calculations demonstrating compliance with such conditions, where appropriate.
     (b) The Borrower shall not designate any Restricted Subsidiary as an Unrestricted Subsidiary.
     (c) In the case of the acquisition or formation of a Restricted Subsidiary, such new Restricted Subsidiary shall be deemed to have made or acquired all Investments owned by it and incurred all Indebtedness and other obligations owing by it and all Liens to which it or any of its properties are subject, on the date of such designation, acquisition, or formation.
     Section 5.15 Designation of Senior Debt. The Borrower shall, and shall cause each Restricted Subsidiary to, designate all Obligations as “designated senior indebtedness” under any subordinated note or indenture documents applicable to it, to the extent provided for therein, including but not limited to the Senior Unsecured Notes.
ARTICLE VI
NEGATIVE COVENANTS
     So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment, the Borrower agrees, unless the Required Lenders otherwise consent in writing, to comply with the following covenants.
     Section 6.01 Liens, Etc. The Borrower shall not create, assume, incur, or suffer to exist, or permit any of its Restricted Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Restricted Subsidiaries may create, incur, assume, or suffer to exist:
     (a) Liens granted under a Loan Document and securing the Obligations;

     (b) (i) Liens securing the Subordinated Debt to the extent permitted under the Subordination and Intercreditor Agreement, and (ii) Liens securing Additional Subordinated Debt permitted pursuant to Section 6.02(k);
     (c) purchase money Liens or purchase money security interests upon or in any equipment acquired or held by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business prior to or at the time of the Borrower’s or such Restricted Subsidiary’s acquisition of such equipment; provided that, the Debt secured by such Liens (i) was incurred solely for the purpose of financing the acquisition of such equipment, and does not exceed the aggregate purchase price of such equipment, (ii) is secured only by such equipment and not by any other Properties of the Borrower or its Restricted Subsidiaries, and (iii) is permitted under Section 6.02(e);
     (d) Liens securing Capital Leases; provided that the Debt secured by such Liens (i) is secured only by the Property leased under such Capital Leases and not any other Properties of the Borrower or any of its Restricted Subsidiaries and (ii) is permitted under Section 6.02(e);
     (e) Liens for taxes, assessments, or other governmental charges or levies not yet due or that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;
     (f) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided that such reserve as may be required by GAAP shall have been made therefor;
     (g) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of the business of the Borrower or the relevant Restricted Subsidiary to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;
     (h) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Restricted Subsidiaries warranted in the Security Instruments or in this Agreement;
     (i) Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower;
     (j) Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Restricted Subsidiaries warranted in the Security Instruments or in this Agreement, to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Restricted Subsidiary or materially impair the value of such Property subject thereto;

     (k) easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, including in respect of surface operations or for pipelines or power lines, none of which materially interfere with the ordinary conduct of the business of Borrower or any Restricted Subsidiary or materially detract from the value or use of the Property to which they apply;
     (l) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(f);
     (m) rights reserved to or vested in any Governmental Authority to control or regulate any Property of the Borrower or any of its Restricted Subsidiaries, or to use such Property; provided that, such rights (a) could not reasonably be expected to materially impair the use of such Property for the purpose for which it is held by the Borrower or any such Restricted Subsidiary and (b) could not reasonably be expected to materially diminish the value of such Property;
     (n) Liens existing on the Effective Date in favor of The CIT Group/Equipment Financing, Inc., as administrative agent and Liens existing on the Effective Date in favor of Orion Drilling; provided that, in any event, (A) such Liens encumber only the CIT/ORION Collateral and not any other Properties of the Borrower or any of its Restricted Subsidiaries, (B) with respect to the Debt secured by the Liens in favor of The CIT Group/Equipment Financing, Inc., as administrative agent, such Debt is permitted under Section 6.02(l), and (C) with respect to the Debt secured by the Liens in favor of Orion Drilling Company, LLC, such Debt is permitted under Section 6.02(m); and
     (o) Liens encumbering cash, cash equivalents, and certificates of deposits, and security in the form of letters of credit, in any case, arising in the ordinary course of business to secure the Debt permitted under Section 6.02(g) below.
     Section 6.02 Debts, Guaranties, and Other Obligations. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:
     (a) Debt of the Borrower and its Restricted Subsidiaries under the Loan Documents;
     (b) Debt listed on Part A of Schedule 4.05 and any renewals, extensions, or replacements thereof; provided that the amount of such Debt may not be increased;
     (c) Debt in the form of obligations for the deferred purchase price of Oil and Gas Property acquired in the ordinary course of business which is listed on Part B of Schedule 4.05 and incurred prior to November 14, 2007; provided that, such Debt (i) is not yet past due and payable or (ii) is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;
     (d) Debt in the form of obligations for the deferred purchase price of Oil and Gas Property acquired in the ordinary course of business and incurred after November 14, 2007, which (i) is not yet past due and payable or is being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (ii) is payable solely out of production revenues generated from the purchased Oil and Gas Properties; (iii) is due if, and only if, prices for crude oil or natural gas, as applicable, exceed certain thresholds agreed to between the seller and the buyer; (iv) cannot be accelerated or demanded for any reason unless and until such Debt becomes due as permitted in clause (iii) above; and (v) does not accrue any interest; provided that, the aggregate amount of Debt incurred by the Borrower and its Subsidiaries as permitted under this paragraph (d) shall not exceed $20,000,000;
     (e) Debt secured by the Liens permitted under paragraphs (c) or (d) of Section 6.01 in an aggregate amount not to exceed $2,500,000 at any time;
     (f) Debt under Hedge Contracts that are not prohibited by the terms of Section 6.14; provided that (i) such Debt shall not be secured, other than such Debt owing to Swap Counterparties which are secured under the Loan Documents, (ii) such Debt shall not obligate the Borrower or any of its Subsidiaries to any margin call requirements, and (iii) the deferred premium payments associated with such Hedge Contracts shall be limited to the deferred premium payments for put option contracts which are secured under the Loan Documents; provided that, the sum of (A) aggregate outstanding amount of such deferred premium payments plus (B) the outstanding unsecured Debt permitted under clause (m) below, shall not exceed $3,000,000;
     (g) Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of the Borrower or any of its Restricted Subsidiaries in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;
     (h) Debt of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that, such Debt is fully subordinated to the Obligations on terms acceptable to the Administrative Agent;
     (i) the Subordinated Debt outstanding on the Effective Date subject to the terms of the Subordination and Intercreditor Agreement;
     (j) Senior Unsecured Notes and the guaranties given by Restricted Subsidiaries with respect thereto; provided that (i) the principal amount of such Debt shall not exceed $300,000,000 in the aggregate, (ii) the Borrowing Base is reduced if and to the extent required by Section 2.02(e), and (iii) the Debt Incurrence Proceeds thereof shall be applied, first to repay in full Subordinated Debt and second to make the payments, if any, required under Section 2.05(b)(ii);
     (k) Additional Subordinated Debt of the Borrower (other than Senior Unsecured Notes) and the guaranties given by Restricted Subsidiaries with respect thereto; provided that, (i) the principal sum of the Subordinated Debt permitted under clause (i) above and the Debt permitted under this clause (k) shall not exceed $65,000,000 in the aggregate, (ii) the Borrowing Base is reduced if and to the extent required by Section 2.02(e), and (iii) the Debt Incurrence Proceeds thereof shall be applied to make the payments, if any, required under Section 2.05(b)(ii);
     (l) Debt outstanding on the Effective Date and owing to the lenders under that certain Credit Agreement dated as of May 2, 2008 among TMR Drilling LLC, The CIT Group/Equipment Financing, Inc., as administrative agent, and the lenders party thereto from time to time, and any renewals or extensions thereof; provided that, the outstanding principal amount of such Debt shall not exceed $5,500,000;
     (m) Guarantee of (i) The Meridian Resource & Exploration LLC’s obligations owing to Orion Drilling under (A) that certain Drilling Bid Proposal and Daywork Drilling Contract — US, dated as of February 12, 2007 between The Meridian Resource & Exploration LLC and Orion Drilling and (B) that certain Drilling Bid Proposal and Daywork Drilling Contract — US, dated as of September 4, 2008 between The Meridian Resource & Exploration LLC and Orion Drilling; (ii) TMR Drilling LLC’s

obligations owing to Orion Drilling under that certain Equipment Lease (Rig No. 8) dated as of February 12, 2007; and (iii) any Restricted Subsidiary’s obligations owing to Orion Drilling under (A) that certain Forbearance and Amendment Agreement made by and among Orion Drilling, TMR Drilling LLC, The Meridian Resource & Exploration LLC and the Merger Company, dated as of September 3, 2009, (B) that certain Intercreditor and Subordination Agreement made by and among Orion Drilling, and The CIT Group/Equipment Financing, Inc., and (C) that certain Security Agreement made by and between Orion Drilling, TMR Drilling and The Meridian Resource & Exploration LLC, dated as of September 3, 2009; provided that, in any event under the preceding clauses (i) — (iii), (x) such obligations owing to Orion Drilling are ordinary course, trade payable obligations or other contractual obligations arising under such contracts and agreements as in effect on the Effective Date and not indebtedness for borrowed money, (y) such guarantee may cover all of the foregoing obligations irrespective of any discharge or voidness of such obligations in any bankruptcy or receivership of TMR Drilling LLC, any bankruptcy or receivership of The Meridian Resource & Exploration LLC or any bankruptcy or receivership of both TMR Drilling LLC and The Meridian Resource & Exploration LLC, and (z) the Borrower or any of its Subsidiaries must have the option, pursuant to the forbearance agreement described in clause (A) as in effect on the date hereof, to fully satisfy any and all such obligations and guarantees thereof by transferring the CIT/Orion Collateral to Orion Drilling; and
     (n) Other unsecured Debt; provided that, the sum of (i) the aggregate outstanding principal amount of such unsecured Debt plus (ii) the aggregate outstanding amount of the deferred premium payments permitted under clause (f) above, shall not exceed $3,000,000.
     Section 6.03 Agreements Restricting Liens and Distributions. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement and the Security Instruments or the Subordinated Loan Documents) that in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Restricted Subsidiary from paying dividends to the Borrower, or that requires the consent of or notice to other Persons in connection therewith; provided, that the foregoing shall not apply to (i) restrictions and conditions imposed by Legal Requirements, (ii) customary restrictions or conditions imposed by any agreement relating to other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the Property securing such Debt, and (iii) restrictions on the granting, conveying, creation or imposition of any Lien to secure the Obligations contained in any agreement or instrument governing secured Additional Subordinated Debt so long as such restrictions are no less favorable to the Lenders than the restrictions set forth in the Subordination and Intercreditor Agreement or which are otherwise satisfactory to the Administrative Agent and the Required Lenders.
     Section 6.04 Merger or Consolidation; Asset Sales; Hedge Terminations.
     (a) (i) Without the consent of all the Lenders (other than a Defaulting Lender), the Borrower shall not merge or consolidate with or into any other Person other than with a Restricted Subsidiary with the Borrower being the surviving entity; provided that at the time thereof and immediately after giving effect thereto no Default shall have occurred and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral. (ii) The Borrower shall not permit any of its Restricted Subsidiaries to merge or consolidate with or into any other Person other than the merger of a Restricted Subsidiary into the Borrower pursuant to the immediately preceding sentence or another Restricted Subsidiary; provided that at the time thereof and immediately after giving effect thereto no Default shall have occurred and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral.

     (b) The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to make any Disposition or to novate, assign, unwind, terminate, or amend a hedge position or Hedge Contract other than:
     (i) the sale of Hydrocarbons or Liquid Investments in the ordinary course of business;
     (ii) the Disposition of equipment that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of such Person, or (C) contemporaneously replaced by equipment of at least comparable value and use;
     (iii) the Disposition of Property to the Borrower or a Restricted Subsidiary of the Borrower; provided that at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and the Administrative Agent shall continue to have an Acceptable Security Interest in the Collateral;
     (iv) if no Event of Default then exists, the Disposition of Property which (A) does not constitute Proven Reserves and (B) does not constitute Collateral or is not otherwise required under this Agreement to be Collateral; and
     (v) if no Event of Default then exists, any Triggering Event; provided that, (A) before or after giving effect to such Triggering Event, the aggregate amount of all such Triggering Events effected during the six month period between scheduled redeterminations of the Borrowing Base shall not exceed 5% of the Borrowing Base then in effect, (B) the consideration received in respect of such Triggering Event shall be equal to or greater than the fair market value of the Properties subject to such Triggering Event, (C) if such Triggering Event is a Disposition and such Disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Restricted Subsidiary, and (D) the Borrower shall have made the payments, if any, required under Section 2.05(b)(iii).
     Section 6.05 Restricted Payments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make any Restricted Payments, except that if no Default or Event of Default has occurred both before and after giving effect to the making of such Restricted Payment, (a) the Restricted Subsidiaries may make Restricted Payments to the Borrower, (b) the Borrower may make Restricted Payments to its Equity Interest holders in an amount equal to the income tax liabilities of such Person attributable to the earnings of the Borrower, (c) in addition to the foregoing permitted distribution for tax liabilities, the Borrower may make Restricted Payments to its Equity Interest holders in an aggregate amount not to exceed $1,050,000, (d) Orion may make Restricted Payments to its Equity Holders; provided that the aggregate amount of such Restricted Payments made by Orion in any fiscal year to Equity Holders other than the Borrower shall not exceed 10% of Orion EBITDAX for such fiscal year, and (e) the Borrower may pay the Subordinated Debt to the extent not prohibited under Section 6.22.
     Section 6.06 Investments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make or permit to exist any loans, advances, or capital contributions to, or make any investment in (including, without limitation, the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except:
     (a) Liquid Investments;

     (b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;
     (c) loans, advances, and investments by the Borrower in and to Restricted Subsidiaries and investments, loans and advances by Restricted Subsidiaries in and to other Restricted Subsidiaries and the Borrower;
     (d) creation of any additional Restricted Subsidiaries in compliance with Section 6.16;
     (e) investments in Orion as permitted under Section 6.20; and
     (f) other investments, loans or advances not otherwise permitted by this Section 6.06 in an aggregate amount not to exceed $5,000,000 at any time.
     Section 6.07 Affiliate Transactions. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates (other than transactions among the Borrower and its Restricted Subsidiaries) unless such transaction or series of transactions is on terms no less favorable to the Borrower or the Restricted Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an Affiliate.
     Section 6.08 Compliance with ERISA. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, (a) engage in, or permit any Restricted Subsidiary to engage in, any transaction in connection with which the Borrower or any Controlled Group member could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any Restricted Subsidiary to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower or any Controlled Group member to the PBGC; (c) fail to make, or permit any Restricted Subsidiary to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower or any Controlled Group member is required to pay as contributions thereto; (d) permit to exist, or allow any Restricted Subsidiary to permit to exist, any accumulated funding deficiency within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any Restricted Subsidiary to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan maintained by the Borrower or any Controlled Group member which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) assume an obligation to contribute to, or permit any Restricted Subsidiary to assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any Restricted Subsidiary to acquire, an 80% or greater interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA, and in either case, the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities, and the withdrawal liability, if assessed, could reasonably be expected to result in a Material Adverse Change; (h) incur, or permit any Restricted Subsidiary to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) assume an obligation to contribute to, or permit any Restricted Subsidiary to assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion without any material liability; (j) amend or permit any Restricted Subsidiary to amend, a Plan resulting in an increase in current liability such that the Borrower or any Controlled Group member is required to provide security to such Plan under section 401(a)(29) of the Code; or (k) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Required Lenders) risk of such a termination by the PBGC of any Plan that could reasonably be expected to result in a Material Adverse Change.
     Section 6.09 Sale-and-Leaseback. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Restricted Subsidiary shall lease as lessee such Property or any part thereof or other Property that the Borrower or a Restricted Subsidiary intends to use for substantially the same purpose as the Property sold or transferred, except for the sale-and-leaseback of furniture, fixtures, and equipment not to exceed $5,000,000.
     Section 6.10 Change of Business. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, make any material change in the character of its business as an independent oil and gas exploration and production company, nor will the Borrower or any Restricted Subsidiary operate or carry on business in any jurisdiction other than the United States, including the Gulf of Mexico.
     Section 6.11 Organizational Documents, Name Change; Change in Accounting. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, amend, supplement, modify or restate their articles or certificate of incorporation or formation, limited partnership agreement, bylaws, limited liability company agreements, or other equivalent organizational documents, or amend its name or change its jurisdiction of incorporation, organization or formation without prior written notice to, and prior consent of, the Administrative Agent. The Borrower and the Guarantors shall not, and shall not permit any Restricted Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP (and then subject to Section 1.03), or change the fiscal year of the Borrower or of any Restricted Subsidiary; provided following the Merger, Borrower shall convert the method of accounting for the Merger Company from “full cost accounting” to “successful efforts accounting.”
     Section 6.12 Use of Proceeds; Letters of Credit. The Borrower will not permit the proceeds of any Advance or Letters of Credit to be used for any purpose other than those permitted by Section 5.09. The Borrower will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). Neither the Borrower nor any Person acting on behalf of the Borrower shall take, nor permit any of the Borrower’s Restricted Subsidiaries to take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including without limitation, the use of the proceeds of any Advance or Letters of Credit to purchase or carry any margin stock in violation of Regulation T, U or X.
     Section 6.13 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, allow on a net basis, gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any Restricted Subsidiary that would require the Borrower or any Restricted Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than that which do not result in the Borrower or any Restricted Subsidiary having net aggregate liability in excess of $3,000,000.

     Section 6.14 Limitation on Hedging.
     (a) Speculative Purposes. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedge Contract for speculative purposes.
     (b) Risk Management; Term. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to be party to or otherwise enter into any Hedge Contract that (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s operations or (ii) is longer than five years in duration.
     (c) Additional Limitations on Hedging. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, be party to or enter into any Hydrocarbon Hedge Contract; provided that, the Borrower and its Restricted Subsidiaries may be party to and enter into Hydrocarbon Hedge Contract covering PDP Reserves subject to the following limitations:
     (i) other than as provided in the immediately following clause (ii) and clause (iii), before and after giving effect to such Hydrocarbon Hedge Contract, no more than 85% of the anticipated production of gas volumes and no more than 85% of the anticipated production of oil volumes, in either case, attributable to the Borrower’s and its Restricted Subsidiaries’ PDP Reserves, as reflected in the most recently delivered Engineering Report delivered pursuant to Section 2.02(b) and calculated on an aggregate basis for the Borrower and its Restricted Subsidiaries’, taken as a whole, may be covered by Hydrocarbon Hedge Contracts;
     (ii) the volume limitations in clause (i) shall not apply to put option contracts that are not related to corresponding calls, collars or swaps;
     (iii) the volume limitations in clause (i) shall not apply to the anticipated production of Hydrocarbons which are the subject of an Acquisition prior to effecting such Acquisition;
     (iv) such Hydrocarbon Hedge Contracts shall otherwise comply with the terms of this Agreement.
     Section 6.15 Post-Closing Hedging. On or prior to two Business Days after the Effective Date, the Borrower shall have entered into Hedge Contracts to effect the hedge positions for the volumes, years and forecasted production necessary in order to create an additional $1,400,000 of value attributable to the Oil and Gas Properties considered for the initial Borrowing Base hereunder, in any event, as reasonably determined by the Administrative Agent using its customary pricing data.
     Section 6.16 Additional Subsidiaries. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, create or acquire any additional Subsidiaries without (a) the prior written notice to the Administrative Agent and (b) being in compliance with Section 5.14.
     Section 6.17 Current Ratio. The Borrower shall not permit the ratio of, as of the last day of each fiscal quarter of the Borrower, beginning with the fiscal quarter ending June 30, 2010, the Borrower’s and its consolidated Restricted Subsidiaries’ (it being understood that no amounts of the Unrestricted Subsidiaries of the Borrower shall be taken into account in calculating this ratio and only such pro-rated amounts of Orion attributable to the Borrower’s equity ownership therein shall be taken into account in calculating this ratio) (a) consolidated current assets to (b) consolidated current liabilities, to be less than 1.00 to 1.00. For purposes of this calculation (i) “current assets” shall include, as of the date of calculation, the Unused Commitment Amount but shall exclude any asset representing a valuation account arising from the application of SFAS 133 or 143, and (ii) “current liabilities” shall exclude, as of the date of calculation, the current portion of long—term Debt existing under this Agreement and the current portion of long-term Debt existing under the Subordinated Credit Agreement and any liabilities representing a valuation account arising from the application of SFAS 133 and 143.
     Section 6.18 Leverage Ratio. The Borrower shall not permit, as of the end of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2010, the ratio of (a) all Debt (other than obligations under Hedge Contracts) of the Borrower and its Restricted Subsidiaries (it being understood that only such pro-rated amounts of Orion’s Debt attributable to the Borrower’s equity ownership therein shall be taken into account in calculating this ratio) as of such fiscal quarter end to (b) the Adjusted EBITDAX, to be greater than 4.00 to 1.00.
     Section 6.19 Interest Coverage Ratio. The Borrower shall not permit, as of the end of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2010, the ratio of (a) the Adjusted EBITDAX to (b) the Interest Expense, to be less than 3.00 to 1.00.
     Section 6.20 Orion. Notwithstanding anything to the contrary contained herein, including any provision of this Article VI, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to (i) create, assume, incur or suffer to exist any Lien on or in respect of any of its Property for the benefit of Orion, (ii) sell, assign, pledge, or otherwise transfer any of its Properties to Orion, or (iii) make or permit to exist any loans, advances, or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in, Orion or in any Properties of Orion (collectively, “Orion Investments”); provided that, the Borrower may, and may permit its Restricted Subsidiaries to, make or permit to exist such Orion Investments which are otherwise permitted under the terms hereof and which individually or in the aggregate do not exceed $10,000,000 a year.
     Section 6.21 Account Payables. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, allow any of its trade payables or other accounts payable to be outstanding for more than 90 days (except (a) in cases where any such trade payable is being disputed in good faith and adequate reserves under GAAP have been established and (b) for such payables, which in the aggregate, do not exceed $250,000).
     Section 6.22 Subordinated Debt. Except as otherwise permitted by the terms of the Subordination and Intercreditor Agreement, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, (a) make any optional, mandatory or scheduled payments on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise), interest, premiums and fees in respect of the Subordinated Debt, or (b) amend, supplement or otherwise modify the terms of the Subordinated Debt; provided that, upon the issuance of Senior Unsecured Notes in compliance with Section 6.02(j), the Borrower may use the Debt Incurrence Proceeds thereof to repay the Subordinated Debt so long as no Event of Default has occurred and is continuing or would result therefrom.
     Section 6.23 Additional Subordinated Debt. The Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to make any payments on account of principal (whether by redemption, purchase, retirement, defeasance, set-off or otherwise), interest, premiums and fees in respect of any Additional Subordinated Debt prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination term applicable thereto.

ARTICLE VII
EVENTS OF DEFAULT; REMEDIES
     Section 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:
     (a) Payment. The Borrower (i) shall fail to pay when due any principal under the Notes or any other Loan Document or (ii) shall fail to pay any interest, fees, reimbursements, indemnifications, or other amounts due and payable hereunder, under the Notes, or under any other Loan Document and such failure shall continue for a period of three Business Days after the due date therefor;
     (b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower or any of its Restricted Subsidiaries or any other Guarantor (or any of their respective officers) in this Agreement or in any other Loan Document or (ii) by the Borrower or any of its Restricted Subsidiaries (or any of their respective officers) in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made or deemed to be made;
     (c) Covenant Breaches. The Borrower or any of its Restricted Subsidiaries or any other Guarantor shall (i) fail to perform or observe any term or covenant set forth in Section 2.05(b), Section 5.03 (with respect to the existence of the Borrower or any Restricted Subsidiary), or Article VI of this Agreement or (ii) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Loan Document that is not covered by clause (i) above or any other provision of this Section 7.01 and such failure shall remain unremedied for a period of thirty Business Days after the occurrence of such failure (such grace period to be applicable only in the event such Default can be remedied by corrective action of the Borrower or any of its Restricted Subsidiaries);
     (d) Cross-Defaults. (i) The Borrower and or any of its Restricted Subsidiaries shall fail to pay any principal of or premium or interest on its Debt that is outstanding in a principal amount of at least $2,500,000 individually or when aggregated with all such Debt of the Borrower or any of its Restricted Subsidiaries so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt (including, without limitation, any event of default or termination event under any Hedge Contract) that is outstanding in a principal amount (or termination payment amount or similar amount) of at least $2,500,000 individually or when aggregated with all such Debt of the Borrower or such Restricted Subsidiary so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt in a principal amount of at least $2,500,000 individually or when aggregated with all such Debt of the Borrower or such Restricted Subsidiary shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;
     (e) Insolvency. (i) The Borrower or any of its Restricted Subsidiaries or any other Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (ii) any proceeding shall be instituted by or against the Borrower or any of its Restricted Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the Borrower or any such Restricted Subsidiary either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding shall occur; or (iii) the Borrower or any of its Restricted Subsidiaries, shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);
     (f) Judgments. Any judgment or order for the payment of money in excess of $2,500,000 shall be rendered against the Borrower or any of its Restricted Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;
     (g) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, (i) such Termination Event shall not have been corrected and (ii) the Termination Event could reasonably be expected to result in a Material Adverse Change;
     (h) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount that could reasonably be expected to result in a Material Adverse Change;
     (i) Change in Control. A Change in Control shall have occurred;
     (j) Loan Documents. Any provision of any Loan Document shall for any reason cease to be valid and binding on the Borrower or any of its Restricted Subsidiaries or any such Person shall so state in writing;
     (k) Security Instruments. (i) The Administrative Agent shall fail to have an Acceptable Security Interest in any portion of the Collateral in excess of $1,000,000.00 in the aggregate at any one time or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by the Borrower or any of its Restricted Subsidiaries except as a result of the sale or other Disposition of the applicable Collateral permitted under the Loan Documents;
     (l) Potential Failure of Title. The title of the Borrower or any of its Restricted Subsidiaries to any of the Oil and Gas Properties subject to the Mortgages, or any material part thereof, shall become the subject matter of litigation before any Governmental Authority or arbitrator that could reasonably be expected to result in a Material Adverse Change with respect to the Borrower’s and the Restricted Subsidiaries’ title to such Oil and Gas Properties, taken as a whole; or
     (m) Brayton Pledge Agreement. (i) Any representation or warranty made or deemed to be made Frio Pecan Farm, LP, Flatmax Energy, L.P. or Brayton Management GP, LLC in the Brayton Pledge Agreement shall prove to have been incorrect in any material respect when made or deemed to be made and such misrepresentation could reasonably be expected to result in a Material Adverse Change; (ii) Frio Pecan Farm, LP, Flatmax Energy, L.P. or Brayton Management GP, LLC shall fail to perform or observe any term or covenant set forth in the Brayton Pledge Agreement and such failure shall remain unremedied for a period of thirty Business Days after the occurrence of such failure (such grace period to be applicable only in the event such Default can be remedied by corrective action of Frio Pecan Farm, LP, Flatmax Energy, L.P. or Brayton Management GP, LLC) and such failure could reasonably be expected to result in a Material Adverse Change; (iii) the Brayton Pledge Agreement shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement except as a result of the sale or other Disposition of the applicable Collateral permitted under the Loan Documents and such cessation could reasonably be expected to result in a Material Adverse Change; (iv) Frio Pecan Farm, LP, Flatmax Energy, L.P., or Brayton Management GP, LLC shall contest the Brayton Pledge Agreement or the Lien purported to be created thereby and such action could reasonably be expected to result in a Material Adverse Change; or (v) the Borrower or any of its Restricted Subsidiaries shall contest the Brayton Pledge Agreement or the Lien purported to be created thereby.
     (n) Subordinated Credit Agreement. An “Event of Default” under the Subordinated Credit Agreement shall have occurred.
     (o) Subordination and Intercreditor Agreement. For so long as the Subordinated Debt is outstanding, unless such Debt was paid in violation of the terms of this Agreement or the Subordination and Intercreditor Agreement, the subordination provisions of the Subordination and Intercreditor Agreement shall, for any reason cease to be valid and binding or otherwise cease to be in full force and effect.
     Section 7.02 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,
     (a) the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing, or extending Letters of Credit, to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;
     (b) the Borrower shall, on demand of the Administrative Agent at the request or with the consent of the Required Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the Letter of Credit Exposure as security for the Obligations; and
     (c) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself, the Issuing Lender and the Lenders by appropriate proceedings.
     Section 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

     (a) (i) the obligation of each Lender and the Issuing Lender to make extensions of credit hereunder, including making Advances and issuing, increasing, or extending Letters of Credit, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, the Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;
     (b) the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to the outstanding Letter of Credit Exposure as security for the Obligations; and
     (c) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Instruments, the Guaranties, and any other Loan Document for the ratable benefit of itself, the Issuing Lender and the Lenders by appropriate proceedings.
     Section 7.04 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent, the Issuing Lender, and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, the Issuing Lender, or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent, the Issuing Lender, or such Lender, and the other Loan Documents, irrespective of whether or not the Administrative Agent, the Issuing Lender, or such Lender shall have made any demand under this Agreement, such Notes, or such other Loan Documents, and although such obligations may be unmatured. The Administrative Agent, the Issuing Lender, and each Lender agrees to promptly notify the Borrower after any such set-off and application made by the Administrative Agent, the Issuing Lender, or such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent, the Issuing Lender, and each Lender under this Section 7.04 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent, the Issuing Lender, or such Lender may have.
     Section 7.05 Non-exclusivity of Remedies. No remedy conferred upon the Administrative Agent, the Issuing Lender, and the Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.
     Section 7.06 Application of Proceeds. From and during the continuance of any Event of Default, any monies or Property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument, or any other agreement with the Borrower or any of its Restricted Subsidiaries that secures any of the Obligations, shall be, subject to the Subordination and Intercreditor Agreement, applied in the following order:
     (a) First, to the payment of all amounts, including without limitation costs and expenses incurred in connection with the collection of such proceeds and the payment of any part of the Obligations, due to the Administrative Agent under any of the expense reimbursement or indemnity provisions of this Agreement or any other Loan Document, any Security Instrument, or other collateral documents, and any applicable law;

     (b) Second, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the payment of the Obligations then due and payable, including Obligations with respect to Letters of Credit, any Obligations of the Borrower or its Restricted Subsidiaries owing to any Swap Counterparty under any Hedge Contract and any Banking Services Obligations owing to any Lender or Affiliate of a Lender; and
     (c) Third, to the Subordinated Agent as required under the Subordination and Intercreditor Agreement; and
     (d) Fourth, the remainder, if any, to the Borrower, its Restricted Subsidiaries, their respective successors or assigns, or such other Person as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
ARTICLE VIII
THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER
     Section 8.01 Authorization and Action. Each Lender that is an Existing Lender is deemed to have appointed Wells Fargo Bank, N.A., as the administrative agent and the issuing lender under the Existing Credit Agreement; provided, however, Wells Fargo Bank, N.A. does not assume and shall not be obligated to pay, perform or discharge any claim, debt, obligation, expense or liability of Union Bank, N.A., if any, of any kind, whether known or unknown, absolute or contingent, under the Loan Documents (as defined in the Existing Credit Agreement) or otherwise, arising out of any act or omission occurring on or before the date hereof under the Loan Documents (as defined in the Existing Credit Agreement). The Borrower, the Existing Lenders, Wells Fargo Bank, N.A. and Union Bank, N.A. agree that Section 8.06 of the Existing Credit Agreement shall apply to Union Bank, N.A.’s resignation pursuant to the Assignment; provided that, such parties hereby waive the 30 days prior written notice required thereunder as to such resignation. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or any other Loan Document (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement, any other Loan Document, or applicable law.
     Section 8.02 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken (INCLUDING THE ADMINISTRATIVE AGENT’S OWN NEGLIGENCE) by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Administrative Agent; (b) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of the Borrower or its Subsidiaries or to inspect the Property (including the books and records) of the Borrower or its Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate, or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties.
     Section 8.03 The Administrative Agent and Its Affiliates. With respect to its Commitment, the Advances made by it, and the Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any of its Subsidiaries, and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if the Administrative Agent were not an agent hereunder and without any duty to account therefor to the Lenders.
     Section 8.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the Interim Financial Statements and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
     Section 8.05 Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT’S AND THE ISSUING LENDER’S OWN NEGLIGENCE), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CLAIMS AND ANY LIABILITIES ARISING UNDER ENVIRONMENTAL LAW, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S OR THE ISSUING LENDER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION,

EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT OR THE ISSUING LENDER IS NOT REIMBURSED FOR SUCH BY THE BORROWER. Notwithstanding the foregoing, the preceding provisions of this Section 8.05 shall apply only to liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that were incurred by or asserted against the Administrative Agent or the Issuing Bank in their respective capacities as such, or against any Affiliate thereof, or any of such Person’s or Affiliate’s respective directors, officers, employees, or agents, acting for the Administrative Agent or Issuing Bank in connection with such capacity. To the extent that the indemnity obligations provided in this Section 8.05 are for the benefit of the Administrative Agent as the named secured party under the Liens granted under the Security Instruments, each Lender hereby agrees that if such Lender ceases to be a Lender hereunder but Obligations owing to such Lender or an Affiliate of such Lender continue to be secured by such Liens, then such Lender shall continue to be bound by the provisions of this Section 8.05 until such time as such Obligations have been satisfied or terminated in full and subject to the terms of the last sentence of Section 9.09. In such event, in determining the pro rata shares under this Section 8.05, the Lenders shall include the aggregate amount (giving effect to any netting agreements) that would be owing to such Swap Counterparty if such Hedge Contracts were terminated at the time of determination.
     Section 8.06 Successor Administrative Agent and Issuing Lender. The Administrative Agent or the Issuing Lender may resign at any time by giving not less than 30 days prior written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders upon receipt of written notice from the Required Lenders to such effect. Upon receipt of notice of any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent or Issuing Lender with, if any Event of Default has not occurred and is not continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent or Issuing Lender shall have been so appointed by the Required Lenders with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s or Issuing Lender’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent or Issuing Lender, then the retiring Administrative Agent or Issuing Lender may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent or Issuing Lender, which shall be, in the case of a successor agent, a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000 and, in the case of the Issuing Lender, a Lender; provided that, if the Administrative Agent or Issuing Lender shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that (A) in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (B) the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit) and (2) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent or Issuing Lender, as applicable, as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent or Issuing Lender by a successor Administrative Agent or Issuing Lender, such successor Administrative Agent or Issuing Lender shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent or Issuing Lender, and the retiring Administrative Agent or Issuing Lender shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that the retiring Issuing Lender shall remain the Issuing Lender with respect to any Letters of Credit outstanding on the effective date of its resignation or removal and the provisions affecting the Issuing Lender with respect to such Letters of Credit shall inure to the benefit of the retiring Issuing Lender until the termination of all such Letters of Credit. After any retiring Administrative Agent’s or Issuing Lender’s resignation or removal hereunder as Administrative Agent or Issuing Lender, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuing Lender under this Agreement and the other Loan Documents.
     Section 8.07 Additional Agents. None of the agents (other than the Administrative Agent) or arrangers referred to on the cover of this Agreement shall have any duties, obligations or liabilities in their respective capacities as agents or arrangers.
     Section 8.08 Collateral Matters.
     (a) Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments. Administrative Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Required Lenders as set forth in Section 7.02 or Section 7.03 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable law. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (a).
     (b) Each Secured Party irrevocably authorizes Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral: (i) upon termination of the Commitments, termination or expiration of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Lender have been made), termination of all Hedge Contracts with Swap Counterparties that are secured by the Liens on the Collateral (other than Hedge Contracts with any Swap Counterparty with respect to which other arrangements satisfactory to the Swap Counterparty and the Borrower have been made; provided that, unless a Swap Counterparty notifies the Administrative Agent in writing at least 2 Business Days prior to the expected termination of the Commitments that such arrangements have not been made, then solely for purposes of this clause (b), it shall be deemed that such satisfactory arrangements have been made), and payment in full of all Obligations (other than Obligations arising under Hedge Contracts with any Swap Counterparty with respect to which other arrangements satisfactory to the Swap Counterparty and the Borrower have been made; provided that, unless a Swap Counterparty notifies the Administrative Agent in writing at least 2 Business Days prior to the expected termination of the Commitments that such arrangements have not been made, then solely for purposes of this clause (b), it shall be deemed that such satisfactory arrangements have been made); (ii) constituting Property sold or to be sold or otherwise disposed of as part of or in connection with any Disposition permitted under this Agreement or the other Loan Documents; (iii) constituting Property in which the Borrower or any Restricted Subsidiary owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting Property leased to the Borrower or any Restricted Subsidiary under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by the Borrower or such Restricted Subsidiary to be, renewed or extended; or (v) if approved, authorized or ratified in writing by the applicable Required Lenders or all the Lenders, as the case may be, as required by Section 9.01. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.08. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (b).
     (c) Notwithstanding anything contained in any of the Loan Documents to the contrary, the Borrower, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Instruments may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).
ARTICLE IX
MISCELLANEOUS
     Section 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document (other than the Fee Letters), nor consent to any departure by the Borrower or any Restricted Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Borrowing Base or the aggregate Commitments of the Lenders, (c) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder or under any other Loan Document, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes, or any fees or other amounts payable hereunder or extend the Maturity Date, or the Commitment Termination Date, (e) change the percentage of Lenders that shall be required for the Lenders or any of them to take any action hereunder or under any other Loan Document, (f) amend Section 2.11 in such a manner as to alter the pro rata sharing of payments required therein or this Section 9.01, (g) amend the definition of “Required Lenders,” (h) release any Restricted Subsidiary or Orion from its obligations under any Guaranty other than as a result of a transaction permitted hereby, (i) permit the Borrower or any Restricted Subsidiary to enter into any merger or consolidation with or into any other Person, except for mergers or consolidations permitted pursuant to Section 6.04 or amend clause (a)(i) of Section 6.04, (j) release any Collateral securing the Obligations, except for releases of Collateral as permitted under Section 8.08(b), or (k) amend or waive any provision of, nor consent to any departure by any party thereto from, the Subordination and Intercreditor Agreement to the extent such amendment, waiver or consent would impair the priority or enforceability of the Liens securing the Obligations; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Issuing Lender in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent or the Issuing Lender, as the case may be, under this Agreement or any other Loan Document. No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under Hedge Contracts or Banking Services Obligations.
     Section 9.02 Notices, Etc. All notices and other communications shall be in writing (including, without limitation, telecopy) and mailed by certified mail, return receipt requested, telecopied, hand delivered, or delivered by a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule I or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when so mailed, telecopied, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when telecopy transmission is completed or when delivered by such messenger or courier, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or VIII shall not be effective until received by the Administrative Agent.
     Section 9.03 No Waiver; Remedies. No failure on the part of any Lender, the Administrative Agent, or the Issuing Lender to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     Section 9.04 Costs and Expenses. The Borrower agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, waiver, delivery, administration, modification, and amendment of this Agreement, the Notes, the Guaranties, and the other Loan Documents including, without limitation, the reasonable fees and reasonable out-of-pocket expenses of counsel for the Administrative Agent with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and (b) all out-of-pocket costs and expenses, if any, of the Administrative Agent, the Issuing Lender, and each Lender (including, without limitation, counsel fees and expenses of the Administrative Agent, the Issuing Lender, and each Lender) incurred in connection with the enforcement its rights or incurred during the existence of a Default in connection with the protection if its rights (in any event, whether through negotiations, legal proceedings, or otherwise) (A) in connection with this Agreement, the Notes, the Guaranties and the other Loan Documents, including its rights under this Section, following an Event of Default or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.
     Section 9.05 Binding Effect. This Agreement shall become effective as provided in Section 3.01 and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Issuing Lender, and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.
     Section 9.06 Lender Assignments and Participations.
     (a) Assignments. Any Lender may assign to one or more Eligible Assignee all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, the Notes held by it, and the participation interest in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of such Lender’s rights and obligations assigned under this Agreement and shall be an equal percentage with respect to both its obligations owing in respect of the Commitments and the related Advances and Letters of Credit, (ii) the amount of the Commitments and Advances of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, if to an entity other than a Lender, not less than $5,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, and (iv) each Eligible Assignee (other than the Eligible Assignee of the Administrative Agent) shall pay to the Administrative Agent a $3,500 administrative fee. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
     (b) Terms of Assignments. By executing and delivering an Assignment and Acceptance, the Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, or sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or its Restricted Subsidiaries or the performance or observance by the Borrower or its Restricted Subsidiaries of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements and Interim Financial Statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     (c) The Register. The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent, the Issuing Lender, and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
     (d) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Lender and an Eligible Assignee, together with the Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Administrative Agent in exchange for the surrendered Notes (A) if such Eligible Assignee has acquired a Commitment, a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and (B) if such Lender has retained any Commitment, a new Note to the order of such Lender in an amount equal to the Commitment retained by it hereunder.

Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit E.
     (e) Participations. Each Lender may sell participations to one or more banks or other financial institutions (or any other entity if an Event of Default has occurred and is continuing) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it, its participation interest in the Letter of Credit Obligations, and the Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, the Issuing Lender, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for any matter set forth in the first proviso of Section 9.01. The Borrower hereby agrees that participants shall have the same rights under Sections 2.12, 2.13, 2.14(c), and 9.07 as a Lender to the extent of their respective participations.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 9.07 Indemnification; Waiver.
     (a) INDEMNIFICATION. THE BORROWER SHALL INDEMNIFY THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUING LENDER, AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (EACH, AN “INDEMNIFIED PARTY”) FROM, AND DISCHARGE, RELEASE, AND HOLD EACH INDEMNIFIED PARTY HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, OR DAMAGES THAT MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH INDEMNIFIED PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED BY ANY INDEMNIFIED PARTY UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (A) INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSE INCURRED BY REASON OF SUCH INDEMNIFIED PARTY’S OWN NEGLIGENCE OR STRICT LIABILITY, (B) INCLUDING WITHOUT LIMITATION ENVIRONMENTAL CLAIMS AND ANY LIABILITIES ARISING UNDER ENVIRONMENTAL LAW, AND (C) INCLUDING WITHOUT LIMITATION ANY SUCH OTHER LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSES RESULTING FROM ANY LITIGATION, LEGAL PROCEEDING OR OTHER TYPE OF ACTION, REGARDLESS OF WHETHER ANY INDEMNIFIED PARTY IS PARTY TO SUCH LITIGATION, LEGAL PROCEEDING OR OTHER ACTION, BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSES INCURRED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NONAPPEALABLE JUDGMENT. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any Subsidiary or Affiliate thereof, any equityholder or creditor thereof, or an Indemnified Party. The Borrower hereby also agrees that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to the Borrower, any

Subsidiary or Affiliate thereof, or any equity holder or creditor thereof arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s own gross negligence or willful misconduct. The Borrower shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of each Indemnified Party affected thereby (which consent will not be unreasonably withheld), settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (a) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party and (b) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.
     (b) Waiver of Damages. No Indemnified Party will be liable to the Borrower, any Subsidiary or Affiliate thereof, any equity holder or creditor thereof or any other Person for any indirect, consequential or punitive damages that may be alleged as a result of this Agreement, any other Loan Documents, or any element of the transactions contemplated hereby or thereby, including the Transactions. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof. No Indemnified Party referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     Section 9.08 Confidentiality. The Administrative Agent, the Issuing Lender, and each Lender (each a “Lending Party”) agree to keep confidential any information furnished or made available to it by the Borrower pursuant to this Agreement and identified by the Borrower as proprietary or confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby, (b) to any other Person if directly incidental to the administration of the credit facilities provided herein, (c) as required by any Legal Requirement, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority or in connection with any pledge or assignment pursuant to Section 9.06(f), (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any other Lending Party prohibited by this Agreement, (g) in connection with any litigation relating to this Agreement or any other Loan Document to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Loan Document, and (i) to any actual or proposed participant or assignee, in each case, subject to provisions similar to those contained in this Section 9.08. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lending Party from providing information to any bank or other regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lending Party to disclose to the Borrower or any Affiliate thereof that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lending Party to inform the Borrower or any Affiliate thereof of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

     Section 9.09 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     Section 9.10 Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.12, 2.13, 2.14(c), 9.04, and 9.07 and all of the obligations of the Lenders in Section 8.05 shall survive any termination of this Agreement and repayment in full of the Obligations.
     Section 9.11 Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.
     Section 9.12 Business Loans. The Borrower warrants and represents that the Loans evidenced by the Notes are and shall be for business, commercial, investment, or other similar purposes and not primarily for personal, family, household, or agricultural use, as such terms are used in Chapter One (“Chapter One”) of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the “indicated rate ceiling” (as such term is defined in Chapter One) from time to time in effect.
     Section 9.13 Governing Law; Submission to Jurisdiction. This Agreement, the Notes, and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Without limiting the intent of the parties set forth above, (a) Chapter 346 of the Texas Finance Code, as amended (relating to revolving loans and revolving tri-party accounts), shall not apply to this Agreement, the Notes, or the transactions contemplated hereby and (b) to the extent that any Lender may be subject to Texas law limiting the amount of interest payable for its account, such Lender shall utilize the indicated (weekly) rate ceiling from time to time in effect. Each Letter of Credit shall be governed by either the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender). The Borrower hereby irrevocably submits to the jurisdiction of any Texas state or federal court sitting in Houston, Texas in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. The Borrower hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Borrower at its address set forth in this Agreement. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

     Section 9.14 WAIVER OF JURY TRIAL. THE BORROWER, THE LENDERS, THE ISSUING LENDER, AND THE ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 9.15 Subordination and Intercreditor Agreement; Fortis Assignment. The Administrative Agent is hereby authorized (a) on behalf of the Lenders for the Lenders and their Affiliates that are Swap Counterparties or that may hold Banking Services Obligations to enter into the Subordination and Intercreditor Agreement, and (b) on behalf of the Lenders for the Lenders, to enter into the Fortis Assignment A copy of the Subordination and Intercreditor Agreement, and, if entered into, the Fortis Assignment will be made available to each Secured Party on the date hereof and thereafter upon request. Each Lender, each Swap Counterparty (by receiving the benefits thereunder and of the Collateral) and each Affiliate of a Lender holding Banking Services Obligations acknowledges and agrees to the terms of such Subordination and Intercreditor Agreement, as the same may further be amended, restated, supplemented or otherwise modified pursuant to the terms hereof, and agrees that the terms thereof shall be binding on such Secured Party and its successors and assigns, as if it were a party thereto.
     Section 9.16 USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
     Section 9.17 PRIOR OR ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND SUPERSEDE ALL PRIOR UNDERSTANDINGS AND AGREEMENTS, WHETHER WRITTEN OR ORAL, RELATING TO THE TRANSACTIONS PROVIDED FOR HEREIN AND THEREIN. ADDITIONALLY, THIS AGREEMENT AND THE LOAN DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     IN EXECUTING THIS AGREEMENT, THE BORROWER HEREBY WARRANTS AND REPRESENTS IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION OTHER THAN THOSE IN THIS AGREEMENT AND IS RELYING UPON ITS OWN JUDGMENT AND ADVICE OF ITS ATTORNEYS.
[Remainder of this page intentionally left blank. Signature page follows.]

     EXECUTED as of the date first above written.

BORROWER: ALTA MESA HOLDINGS, LP
By:	Alta Mesa Holdings GP, LLC,
its general partner

By:	/s/ Michael A. McCabe
Michael A. McCabe
Chief Financial Officer

ADMINISTRATIVE AGENT: WELLS FARGO BANK, N.A. as Administrative Agent and as Issuing Lender
By:	/s/ Richard A. Gould
Richard A. Gould
Managing Director

Signature page to Sixth Amended and Restated Credit Agreement
(Alta Mesa Holdings, LP)

LENDERS: WELLS FARGO BANK, N.A.
By:	/s/ Shiloh Davila
Shiloh Davila
Assistant Vice President
Signature page to Sixth Amended and Restated Credit Agreement
(Alta Mesa Holdings, LP)

UNION BANK, N.A.
By:	/s/ Paul E. Cornell
	Name:	Paul E. Cornell
	Title:	Senior Vice President

Signature page to Sixth Amended and Restated Credit Agreement
(Alta Mesa Holdings, LP)

TORONTO DOMINION (NEW YORK) LLC
By:	/s/ Debbi L. Brito
	Name:	Debbi L. Brito
	Title:	Authorized Signatory

Signature page to Sixth Amended and Restated Credit Agreement
(Alta Mesa Holdings, LP)

ING CAPITAL LLC
By:	/s/ Charles E. Hall
	Name:	Charles E. Hall
	Title:	Managing Director

Signature page to Sixth Amended and Restated Credit Agreement
(Alta Mesa Holdings, LP)

CITIBANK, N.A.
By:	/s/ Thomas Benavides
	Name:	Thomas Benavides
	Title:	Senior Vice President

Signature page to Sixth Amended and Restated Credit Agreement
(Alta Mesa Holdings, LP)

COMPASS BANK (as successor in interest to Guaranty Bank)
By:	/s/ Kathleen J. Bowen
	Name:	Kathleen J. Bowen
	Title:	Senior Vice President

Signature page to Sixth Amended and Restated Credit Agreement
(Alta Mesa Holdings, LP)

CAPITAL ONE, N.A.
By:	/s/ Nancy M. Mak
	Name:	Nancy M. Mak
	Title:	Vice President

Signature page to Sixth Amended and Restated Credit Agreement
(Alta Mesa Holdings, LP)

BANK OF TEXAS, NA
By:	/s/ Martin W. Wilson
	Name:	Martin W. Wilson
	Title:	Senior Vice President

Signature page to Sixth Amended and Restated Credit Agreement
(Alta Mesa Holdings, LP)

AMEGY BANK NATIONAL ASSOCIATION
By:	/s/ Mark A. Serice
	Name:	Mark A. Serice
	Title:	Vice President

Signature page to Sixth Amended and Restated Credit Agreement
(Alta Mesa Holdings, LP)

TEXAS CAPITAL BANK, N.A.
By:	/s/ W. David McCarver IV
	Name:	W. David McCarver IV
	Title:	Vice President

Signature page to Sixth Amended and Restated Credit Agreement
(Alta Mesa Holdings, LP)

SCHEDULE I
NOTICE INFORMATION FOR BORROWER, ADMINISTRATIVE AGENT, AND LENDERS

Administrative Agent:
With a copy to:
Wells Fargo Bank, N.A.	Wells Fargo Bank, N.A.
1525 W WT Harris Blvd.	1000 Louisiana, 9th Floor
Charlotte, NC 28262	MAC T5002-090
Attn: Syndication Agency Services	Houston, Texas 77002
Telephone: (704) 590 2706	Attention: Richard Gould
Facsimile: (704) 715 0017	Facsimile: (713) 319-1925

Borrower:

Alta Mesa Holdings, LP
15415 Katy Freeway, Suite 800
Houston, Texas 77094
Attention: Michael McCabe
Facsimile: 281-530-5278

Lenders:

Each to its address (or telecopy number) set forth in its administrative questionnaire
..

Schedule I

SCHEDULE II
COMMITMENTS; INITIAL BORROWING BASE; PRO RATA SHARE
Each of the Commitments set forth herein is governed by the terms of the Credit Agreement, which provides for, among other things, Borrowing Base limitations which may restrict the Borrower’s ability to request (and the Lenders’ obligation to provide) Credit Extensions to a maximum amount which is less than the Commitments set forth in this Schedule I. The initial Borrowing Base and each Lender’s Pro Rata Share thereof set forth below are subject to, and governed by, the terms of the Credit Agreement, including, but not limited to, any increases, decreases, terminations, and assignments thereof.

		PRO RATA SHARE OF
		THE INITIAL
LENDERS	COMMITMENT AMOUNTS	BORROWING BASE	PERCENTAGE OF TOTAL
Wells Fargo Bank, N.A.	$78,947,368	$45,000,000	0.157894737%
Union Bank, N.A.	$78,947,368	$45,000,000	0.157894737%
Toronto Dominion (New York) LLC	$59,649,123	$34,000,000	0.119298246%
ING Capital LLC	$49,122,807	$28,000,000	0.098245614%
Citibank, N.A.	$49,122,807	$28,000,000	0.098245614%
Compass Bank	$43,859,649	$25,000,000	0.087719298%
Capital One, N.A.	$43,859,649	$25,000,000	0.087719298%
Bank of Texas, NA	$43,859,649	$25,000,000	0.087719298%
Amegy Bank National Association	$26,315,790	$15,000,000	0.052631579%
Texas Capital Bank, N.A.	$26,315,790	$15,000,000	0.052631579%
TOTAL	$500,000,000.00	$285,000,000.00	100%

Schedule II